AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2023

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGRIFORCE GROWING SYSTEMS, LTD.

(Exact name of registrant as specified in its charter)

British Columbia

(State or other jurisdiction of incorporation or organization)

Not applicable.

I.R.S. Employer Identification Number

3420

(Primary Standard Industrial Classification Code Number)

300 – 2233 Columbia Street Vancouver, BC, Canada	V5Y 0M6
(Address of principal executive offices)	(Zip Code)

(604) 757-0952

(Telephone Number)

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

(516) 217-6379

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

Phone: (516) 217-6379

Fax: (866) 705-3071

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plants, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 9, 2023

AGRIFORCE GROWING SYSTEMS, LTD.

Common Stock

This prospectus related to the offer and sale from time to time of up to 6,775,581shares of common stock of AgriForce Growing Systems, Ltd. by the selling stockholders identified in this prospectus. The number of shares offered for sale by the selling stockholders consists of up to 6,775,581shares of our common stock. We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby. The selling stockholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus. For further information regarding the possible methods by which the shares may be distributed, see the section titled “Plan of Distribution” beginning on page 49 of this prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AGRI” and our Series A Warrants are listed on the Nasdaq Capital Market under the symbol “AGRI”. On February 8, 2023, , the last reported sale price of our common stock on the Nasdaq Capital Market was $1.22 per share.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2023.

We have not, and the selling stockholders have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared and filed with the SEC. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. For investors outside of the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management’s estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

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SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a component.

The terms “AgriForce,” the “Company,” “we,” “our” or “us” in this prospectus refer to AgriForce Growing Systems, Ltd. and its wholly-owned subsidiaries, unless the context suggests otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you should consider in making your investment decision. You should carefully read the entire prospectus and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the prospectus supplement and any related free writing prospectus.

The terms “AgriForce,” the “Company,” “we,” “our” or “us” in this prospectus refer to AgriForce Growing Systems, Ltd. and its wholly-owned subsidiaries, unless the context suggests otherwise.

OUR BUSINESS

Overview

AgriFORCE Growing Systems Ltd. was incorporated as a private company by Articles of Incorporation issued pursuant to the provisions of the Business Corporations Act (British Columbia) on December 22, 2017. The Company’s registered and records office address is at 300 – 2233 Columbia Street, Vancouver, BC, Canada, V5Y 0M6. On February 13, 2018, the Company changed its name from 1146470 B.C. Ltd to Canivate Growing Systems Ltd. On November 22, 2019 the Company changed its name from Canivate Growing Systems Ltd. to AgriFORCE Growing Systems Ltd.

At AgriFORCE, our purpose is clear: to positively transform farm, food, and family every day, everywhere. With years of in-depth research and development experience, we are pioneers, ready to deliver integrated, practical, and sustainable solutions that can be applied throughout multiple verticals in AgTech. We drive our business through two operating divisions, AgriFORCE Solutions and AgriFORCE Brands.

Our two divisions—AgriFORCE Solutions and AgriFORCE Brands—work in partnership to address some of the existential challenges being faced by the world today—climate change, extreme weather, food security and sovereignty, the environmental impact of industrial and commercial farming—working towards providing better tasting, more nutritious plant-based foods and other products to consumers on a global level.

AgriFORCE Solutions:

AgriFORCE Solutions provides consulting services for AgTech knowledge, operational solutions, and research and development (R&D), which is augmented with patented and patent pending controlled-environment agriculture (CEA) and additional agriculture facilities and platforms.

We have taken a strategic and holistic view of agriculture to provide solutions that address the key challenges facing this important industry. We develop and acquire innovative intellectual property (IP) and technology to improve farming. Our expertise goes from seed to table and ranges through the life cycle of a plant—from micropropagation and tissue culture to cultivation—with a proprietary approach that brings together all of the elements, including crops, operations, facilities, systems, and environment designed to allow the plant to reach its full genetic potential.

From consulting to our innovative foundational intellectual property—our proprietary facility and growing systems—to the technology and know-how that we have in our group of companies, we have integrated the key aspects of AgTech to create an outcome that is Clean. Green. Better.

AgriFORCE Brands:

AgriFORCE Brands division is focused on the development and commercialization of plant-based ingredients and products that deliver healthier and more nutritious solutions. We will market and commercialize both branded consumer product offerings and ingredient supply. This started with the acquisition of the MNG (Manna) intellectual property which is a patent-pending technology to naturally process and convert grains, pulses, and root vegetables. The process results in low-starch, low-sugar, high-protein, fiber-rich baking flour products, and nutrition liquid. The nutrition values of the flour have the potential to transform consumers’ diet in multiple verticals.

MNG Wheat flour has 30 times more fibers, up to 3 times more proteins and less than 15% of the starch as Regular All-Purpose Baking flour as independently tested and conducted by Eurofins Food Chemistry Testing Madison, Inc.

Employees

As of February 9, 2023, we had approximately 15 full-time employees and five consultants. We believe our employee relations to be good.

Corporate Information

AgriFORCE Growing Systems Ltd. was incorporated as a private company by Articles of Incorporation issued pursuant to the provisions of the Business Corporations Act (British Columbia) on December 22, 2017. The Company currently leases office space at 2233 Colombia Street, Suite 300, Vancouver, B.C., V5Y 0M6 as its principal office. The Company believes the office is in good condition and satisfy its current operational requirements. The Company also leases an office space at Weena 505 Rotterdam, Netherlands. On February 13, 2018, the Company changed its name from 1146470 B.C. Ltd to Canivate Growing Systems Ltd. On November 22, 2019 the Company changed its name from Canivate Growing Systems Ltd. to AgriFORCE Growing Systems Ltd.

Use of proceeds	We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby.

Dividend policy	We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate declaring or paying any cash dividends in the foreseeable future. See “Dividend Policy.”

Risk factors	You should read the “Risk Factors” section beginning on page 3 and the other information included in this prospectus for a discussion of factors to consider before deciding to invest in shares of our Class A common stock

Market Symbol and trading	Our common stock is listed on the Nasdaq Capital Market under the symbol “AGRI” and our Series A Warrants under the symbol “AGRIW”.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the risk factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2021 and each subsequent filed quarterly report on Form 10-Q and current reports on Form 8-K, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” within this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our Common Stock.

All forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Risks Relating to the Company’s Business

The Company is an early stage company with little operating history, a history of losses and the Company cannot assure profitability.

The Company currently has no revenues and does not have any history of revenue generating operations. The Company has been involved to date in the design and development of its AgriFORCE grow house which incorporates the Company’s AgriFORCE micropropagation laboratories. While the Company has invested considerably in this development and design process, no AgriFORCE grow house has been constructed to date and accordingly, the commercial or operating viability of the AgriFORCE grow house has not been proven, or when, if ever, the Company will generate revenue from its operations, and if those revenues, when and if generated, will be sufficient to sustain operations, nonetheless achieve profitability.

There is no assurance that the Company’s AgriFORCE grow houses or micropropagation laboratories will operate as intended.

The Company’s initial state of business operations contemplates the construction and deployment of its initial AgriFORCE grow house and micropropagation laboratories. However, the Company has yet to complete construction of any laboratories. Accordingly, this component of the Company’s business plan is subject to considerable risks, including:

●	there is no assurance that the laboratories will achieve the intended plantlet production rates;

●	the costs of constructing and operating the laboratories may be greater than anticipated;
●	the potential offtake partners who have indicated a willingness to deploy the laboratories at their existing cultivation operations may withdraw and determine not to deploy the laboratories;
●	there is no assurance that the facilities will deliver the intended benefits of high production yields, lower crop losses and reduced operation costs;
●	if the company is not able to fully develop the grow house or it does not operate as intended, it could prevent the company from realizing any of its business goals or achieving profitability;
●	the costs of constructing the AgriFORCE grow houses may be greater than anticipated and the Company may not be able to recover these greater costs through increases in the lease rates, license fees and services fees that it charges to its customers; and
●	the costs of operating the AgriFORCE grow house may be greater than anticipated.

Fluctuations in the exchange rate of foreign currencies could result in losses.

We incur a portion of our operating expenses in Canadian dollars, and in the future, as we expand into other foreign countries, we expect to incur operating expenses in other foreign currencies. We are exposed to foreign exchange rate fluctuations as the financial results of our international operations are translated from the local functional currency into U.S. dollars upon consolidation. A decline in the U.S. dollar relative to foreign functional currencies would increase our non-U.S. revenue and improve our operating results. Conversely, if the U.S. dollar strengthens relative to foreign functional currencies, our revenue and operating results would be adversely affected. We have not previously engaged in foreign currency hedging. If we decide to hedge our foreign currency exchange rate exposure, we may not be able to hedge effectively due to lack of experience, unreasonable costs or illiquid markets.

The Company will require additional financing and there is no assurance that additional financing will be available when required.

The Company will require substantial additional capital in order to acquire or lease the Coachella land, develop the Coachella lands for use, develop the micropropagation laboratories and operate them, and complete construction of its initial AgriFORCE grow house. The funds raised in this offering may not be sufficient and additional financing may be needed for this purpose and for other purposes. The Company plans to achieve this additional financing through equity and/ or debt financing which may be dilutive to the position of then current shareholders. However, there is no assurance that this financing will be available when required. Specifically, there is no assurance that the Company will be able to raise any additional equity financing through its shares given that the viability of the Company’s AgriFORCE grow houses will not be demonstrated until after construction is complete. In addition, there is no assurance that the Company will be able to secure debt financing given its low asset base and its current lack of revenues.

The Company had negative cash flow for the period ended September 30, 2022.

The Company had negative cash flows from operating activities for period ended September 30, 2022. To the extent that the Company has negative cash flows from operating activities in future periods, it may need to allocate a portion of its cash reserves to fund such negative cash flow. The Company may also be required to raise additional funds through the issuance of equity or debt securities. There can be no assurance that the Company will be able to generate a positive cash flow from operating activities, that additional capital or other types of financing will be available when needed or that these financings will be on terms favorable to the Company. The Company’s actual financial position and results of operations may differ materially from the expectations of the Company’s management.

The Company’s actual financial position and results of operations may differ materially from the expectations of the Company’s management.

The Company’s actual financial position and results of operations may differ materially from management’s expectations. The process for estimating the Company’s revenue, net income and cash flow requires the use of judgment in determining the appropriate assumptions and estimates. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. In addition, the assumptions used in planning may not prove to be accurate, and other factors may affect the Company’s financial condition or results of operations. As a result, the Company’s revenue, net income and cash flow may differ materially from the Company’s projected revenue, net income and cash flow.

The Company expects to incur significant ongoing costs and obligations related to its investment in infrastructure, growth, regulatory compliance and operations.

The Company expects to incur significant ongoing costs and obligations related to its investment in its initial AgriFORCE grow houses. To the extent that these costs may be greater than anticipated or the Company may not be able to generate revenues or raise additional financing to cover these costs, these operating expenses could have a material adverse impact on the Company’s results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to the design and operation of the Company’s AgriFORCE grow houses, which could increase construction costs and have a material adverse effect on the business, results of operations and financial condition of the Company. The Company’s efforts to construct its AgriFORCE grow houses and grow its business may be costlier than the Company expects, and the Company may not be able to recover sufficient revenues to offset its higher operating expenses. The Company may incur significant losses in the future for a number of reasons, including, unforeseen expenses, difficulties, complications and delays, and other unknown events. If the Company is unable to achieve and sustain profitability, the market price of our securities may significantly decrease.

There is no assurance the Company will be able to repatriate or distribute funds for investment from the United States to Canada or elsewhere.

In the event that any of the Company’s investments, or any proceeds thereof, any dividends or distributions there from, or any profits or revenues accruing from such investments in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under applicable federal laws, rules and regulations or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada or elsewhere.

The Company may not be able to effectively manage its growth and operations, which could materially and adversely affect its business.

If the Company implements it business plan as intended, it may in the future experience rapid growth and development in a relatively short period of time. The management of this growth may require, among other things, continued development of the Company’s financial and management controls and management information systems, stringent control of costs, the ability to attract and retain qualified management personnel and the training of new personnel. The Company intends to utilize outsourced resources, and hire additional personnel, to manage its expected growth and expansion. Failure to successfully manage its possible growth and development could have a material adverse effect on the Company’s business and the value of the Shares.

The Company may face significant competition from other facilities.

Many other businesses in California engage in similar activities to the Company, leasing commercial space to agricultural producers generally, and providing additional products and services to similar customers. The Company cannot assure you that it will be able to compete successfully against current and future competitors. Competitive pressures faced by the Company could have a material adverse effect on its business, operating results and financial condition.

If we are unable to protect our intellectual property, our business may be adversely affected.

We must protect the proprietary nature of the intellectual property used in our business. There can be no assurance that trade secrets and other intellectual property will not be challenged, invalidated, misappropriated or circumvented by third parties. Currently, our intellectual property includes provisional patents, patent applications, trademarks, trademark applications and know-how related to business, product and technology development. We plan on taking the necessary steps, including but not limited to the filing of additional patents as appropriate. There is no assurance any additional patents will issue or that when they do issue, they will include all of the claims currently included in the applications. Even if they do issue, those new patents and our existing patents must be protected against possible infringement. Nonetheless, we currently rely on contractual obligations of our employees and contractors to maintain the confidentiality of our products. To compete effectively, we need to develop and continue to maintain a proprietary position with respect to our technologies, and business. The risks and uncertainties that we face with respect to intellectual property rights principally include the following:

●	Currently, we only have provisional protection, which may not result in full patents being granted, and any full patent applications that we file may not result in issued patents or may take longer than expected to result in issued patents;

●	we may be subject to interference proceedings;

●	other companies may claim that patents applied for by, assigned or licensed to, us infringe upon their own intellectual property rights;

●	we may be subject to trademark opposition proceedings in the U.S. and in foreign countries;

●	any patents that are issued to us may not provide meaningful protection;

●	we may not be able to develop additional proprietary technologies that are patentable;

●	other companies may challenge patents licensed or issued to us as invalid, unenforceable or not infringed;

●	other companies may independently develop similar or alternative technologies, or duplicate our technologies;

●	other companies may design around technologies that we have licensed or developed;

●	any patents issued to us may expire and competitors may utilize the technology found in such patents to commercialize their own products; and

●	enforcement of patents is complex, uncertain and expensive.

It is also possible that others may obtain issued patents that could prevent us from commercializing certain aspects of our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. If we license patents, our rights may depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so. Furthermore, there can be no assurance that the work-for-hire, intellectual property assignment and confidentiality agreements entered into by our employees and consultants, advisors and collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know- how or other proprietary information. The scope and enforceability of patent claims are not systematically predictable with absolute accuracy. The strength of our own patent rights depends, in part, upon the breadth and scope of protection provided by the patent and the validity of our patents, if any.

We operate in an industry with the risk of intellectual property litigation. Claims of infringement against us may hurt our business.

Our success depends, in part, upon non-infringement of intellectual property rights owned by others and being able to resolve claims of intellectual property infringement without major financial expenditures or adverse consequences. Participants that own, or claim to own, intellectual property may aggressively assert their rights. From time to time, we may be subject to legal proceedings and claims relating to the intellectual property rights of others. Future litigation may be necessary to defend us or our clients by determining the scope, enforceability, and validity of third-party proprietary rights or to establish its proprietary rights. Some competitors have substantially greater resources and are able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us. Regardless of whether claims that we are infringing patents or other intellectual property rights have any merit, these claims are time-consuming and costly to evaluate and defend and could:

●	adversely affect relationships with future clients;

●	cause delays or stop pages in providing products;

●	divert management’s attention and resources;

●	require technology changes to our platform that would cause our Company to incur substantial cost;

●	subject us to significant liabilities; and

●	require us to cease some or all of its activities.

In addition to liability for monetary damages, which may be tripled and may include attorneys’ fees, or, in some circumstances, damages against clients, we may be prohibited from developing, commercializing, or continuing to provide some or all of our products unless we obtain licenses from, and pay royalties to, the holders of the patents or other intellectual property rights, which may not be available on commercially favorable terms, or at all.

We have limited foreign intellectual property rights and may not be able to protect our intellectual property rights throughout the world.

We have limited intellectual property rights outside the United States. Filing, prosecuting and defending patents on devices in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patents to develop their own products and further, may export otherwise infringing products to territories where we have patents, but enforcement is not as strong as that in the United States.

Many companies have encountered significant problems in protecting and defending intellectual property in foreign jurisdictions. The legal systems of certain countries, particularly China and certain other developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. To date, we have not sought to enforce any issued patents in these foreign jurisdictions. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. The requirements for patentability may differ in certain countries, particularly developing countries. Certain countries in Europe and developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we are unable to obtain or defend our patents, our business could be materially adversely affected.

Our patent position is highly uncertain and involves complex legal and factual questions. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced under our patents or in third-party patents. For example, we might not have been the first to make the inventions covered by each of our pending patent applications and provisional patents; we might not have been the first to file patent applications for these inventions; others may independently develop similar or alternative technologies or duplicate any of our technologies; it is possible that none of our pending patent applications will result in issued patents; our issued patents may not provide a basis for commercially viable technologies, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties; and, we may not develop additional proprietary technologies that are patentable.

As a result, our owned and licensed patents may not be valid and we may not be able to obtain and enforce patents and to maintain trade secret protection for the full commercial extent of our technology. The extent to which we are unable to do so could materially harm our business.

We have applied for and expect to continue to apply for patents for certain products. Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide us with adequate protection from competition. Furthermore, it is possible that patents issued or licensed to us may be challenged successfully. In that event, if we have a preferred competitive position because of such patents, such preferred position would be lost. If we are unable to secure or to continue to maintain a preferred position, we could become subject to competition from the sale of generic products. Failure to receive, inability to protect, or expiration of our patents would adversely affect our business and operations.

Patents issued or licensed to us may be infringed by the products or processes of others. The cost of enforcing our patent rights against infringers, if such enforcement is required, could be significant, and we do not currently have the financial resources to fund such litigation. Further, such litigation can go on for years and the time demands could interfere with our normal operations. We may become a party to patent litigation and other proceedings. The cost to us of any patent litigation, even if resolved in our favor, could be substantial. Many of our competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources. Litigation may also absorb significant management time.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our scientific and commercial success. Although we attempt to and plan to continue to attempt to protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with our partners, collaborators, employees and consultants, as well as through other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

International intellectual property protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Patent and other intellectual property law outside the United States is more uncertain and is continually undergoing review and revisions in many countries. Further, the laws of some foreign countries may not protect intellectual property rights to the same extent as the laws of the United States. For example, certain countries do not grant patent claims that are directed to business methods and processes. In addition, we may have to participate in opposition proceedings to determine the validity of its foreign patents or its competitors’ foreign patents, which could result in substantial costs and diversion of its efforts and loss of credibility with customers.

If we are found to be infringing on patents or trade secrets owned by others, we may be forced to cease or alter our product development efforts, obtain a license to continue the development or sale of our products, and/or pay damages.

Our processes and potential products may violate proprietary rights of patents that have been or may be granted to competitors, universities or others, or the trade secrets of those persons and entities. As our industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents or trade secrets of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If we become involved in litigation or other proceedings, it could consume a substantial portion of our financial resources and the efforts of our personnel.

We rely on confidentiality agreements to protect our trade secrets. If these agreements are breached by our employees or other parties, our trade secrets may become known to our competitors.

We rely on trade secrets that we seek to protect through confidentiality agreements with our employees and other parties. If these agreements are breached, our competitors may obtain and use our trade secrets to gain a competitive advantage over us. We may not have any remedies against our competitors and any remedies that may be available to us may not be adequate to protect our business or compensate us for the damaging disclosure. In addition, we may have to expend resources to protect our interests from possible infringement by others.

We have a limited operating history on which to judge our business prospects and management.

Our company was incorporated and commenced operations in 2017. Accordingly, we have only a limited operating history upon which to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that we will achieve or sustain profitability. Our prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results are expected to depend upon many factors, including increasing the number of affiliates, our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines, our ability to develop and market new products, control costs, and general economic conditions. We cannot assure you that we will successfully address any of these risks.

We may not be able to continue as a going concern.

The Company has incurred substantial operating losses since its inception, expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. As reflected in the financial statements, the Company had an accumulated deficit of approximately $ 30.0 million at September 30, 2022, a net loss of approximately $10.1 million, and approximately $8.9 million of net cash used in operating activities for the three months ended September 30, 2022. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The Company anticipates incurring additional losses until such time, if ever, that it can obtain marketing approval to sell, and then generate significant sales, of its technology that is currently in development. As such it is likely that additional financing may be needed by the Company to fund its operations and to develop and commercialize its technology. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company is seeking additional financing to support its growth plans. The sale of additional equity may dilute existing shareholders and newly issued shares may contain senior rights and preferences compared to currently outstanding common shares.

Our management team has limited experience managing a public company, and regulatory compliance may divert our attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. These obligations typically require substantial attention from our senior management and could divert our attention away from the day-to-day management of our business.

The Company may become subject to litigation, which may have a material adverse effect on the Company’s reputation, business, results from operations, and financial condition.

The Company may be named as a defendant in a lawsuit or regulatory action. The Company may also incur uninsured losses for liabilities which arise in the ordinary course of business, or which are unforeseen, including, but not limited to, employment liability and business loss claims. Any such losses could have a material adverse effect on the Company’s business, results of operations, sales, cash flow or financial condition.

If the Company is unable to attract and retain key personnel, it may not be able to compete effectively.

The Company’s success has depended and continues to depend upon its ability to attract and retain key management, including the Company’s Chief Executive Officer and technical experts. The Company will attempt to enhance its management and technical expertise by continuing to recruit qualified individuals who possess desired skills and experience in certain targeted areas. The Company’s inability to retain employees and attract and retain sufficient additional employees or engineering and technical support resources could have a material adverse effect on the Company’s business, results of operations, sales, cash flow or financial condition. Shortages in qualified personnel or the loss of key personnel could adversely affect the financial condition of the Company, results of operations of the business and could limit the Company’s ability to develop and market its intellectual property. The loss of any of the Company’s senior management or key employees could materially adversely affect the Company’s ability to execute the Company’s business plan and strategy, and the Company may not be able to find adequate replacements on a timely basis, or at all. The Company does not maintain key person life insurance policies on any of the Company’s employees.

The size of the Company’s initial target market is difficult to quantify and investors will be reliant on their own estimates on the accuracy of market data.

Because high growth crop technology is in an early stage with uncertain boundaries, there is a lack of information about comparable companies available for potential investors to review in deciding about whether to invest in the Company and, few, if any, established companies whose business model the Company can follow or upon whose success the Company can build. Accordingly, investors have to rely on their own estimates in deciding about whether to invest in the Company. There can be no assurance that the Company’s estimates are accurate or that the market size is sufficiently large for its business to grow as projected, which may negatively impact its financial results. The Company regularly follows market research.

The Company’s industry is experiencing rapid growth and consolidation that may cause the Company to lose key relationships and intensify competition.

The agriculture industry and various verticals within it are undergoing rapid growth and substantial change, which has resulted in an increase in competitors, consolidation and formation of strategic relationships. Acquisitions or other consolidating transactions could harm the Company in a number of ways, including by losing strategic partners and or customers if they are acquired by or enter into relationships with a competitor, losing customers, revenue and market share, or forcing the Company to expend greater resources to meet new or additional competitive threats, all of which could harm the Company’s operating results. As competitors enter the market and become increasingly sophisticated, competition in the Company’s industry may intensify which could negatively impact its profitability.

The Company will be reliant on information technology systems and may be subject to damaging cyberattacks.

The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, information technology systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.

The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

The Company’s officers and directors may be engaged in a range of business activities resulting in conflicts of interest.

Although certain officers and board members of the Company are expected to be bound by anti-circumvention agreements limiting their ability to enter into competing and/or conflicting ventures or businesses, the Company may be subject to various potential conflicts of interest because some of its officers and directors may be engaged in a range of business activities. In addition, the Company’s executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company’s executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company’s business and affairs and that could adversely affect the Company’s operations. These business interests could require significant time and attention of the Company’s executive officers and directors.

In addition, the Company may also become involved in other transactions which conflict with the interests of its directors and the officers who may from time to time deal with persons, firms, institutions or companies with which the Company may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Company. In addition, from time to time, these persons may be competing with the Company for available investment opportunities. Conflicts of interest, if any, may be subject to the procedures and remedies provided under applicable laws. In particular, if such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.

There is no guarantee that how the Company uses its available funds will yield the expected results or returns which could impact the business and financial condition of the Company.

The Company cannot specify with certainty the particular uses of available funds. Management has broad discretion in the application of its proceeds. Accordingly, a holder of Shares will have to rely upon the judgment of management with respect to the use of available funds, with only limited information concerning management’s specific intentions. The Company’s management may spend a portion or all of the available funds in ways that the Company’s shareholders might not desire, that might not yield a favorable return and that might not increase the value of a purchaser’s investment. The failure by management to apply these funds effectively could harm the Company’s business. Pending use of such funds, the Company might invest the available funds in a manner that does not produce income or that loses value.

Our Articles of incorporation, by-laws and certain Canadian legislation, contain provisions that may have the effect of delaying or preventing a change in control.

Certain provisions of our by-laws, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors may be willing to pay for our common shares. For instance, our by-laws, to be effective upon the completion of this offering, contain provisions that establish certain advance notice procedures for nomination of candidates for election as directors at shareholders’ meetings.

The Investment Canada Act requires any person that is non-Canadian (as defined in the Investment Canada Act) who acquires “control” (as defined in the Investment Canada Act) of an existing Canadian business to file either a pre-closing application for review or notification with Innovation, Science and Economic Development Canada. An acquisition of control is a reviewable transaction where prescribed financial thresholds are exceeded. The Investment Canada Act generally prohibits the implementation of a reviewable transaction unless, after review, the relevant Minister is satisfied that the acquisition is likely to be of net benefit to Canada. Under the national security regime in the Investment Canada Act, the federal government may undertake a discretionary review of a broader range of investments by a non-Canadian to determine whether such an investment by a non-Canadian could be “injurious to national security.” Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

Furthermore, limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner of Competition jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition. This legislation also requires any person who intends to acquire our common shares to file a notification with the Canadian Competition Bureau if (i) that person (and their affiliates) would hold, in the aggregate, more than 20% of all of our outstanding voting shares, (ii) certain financial thresholds are exceeded, and (iii) no exemption applies. Where a person (and their affiliates) already holds, in the aggregate, more than 20% of all of our outstanding voting shares, a notification must be filed if (i) the acquisition of additional shares would bring that person’s (and their affiliates) holdings to over 50%, (ii) certain financial thresholds are exceeded and (iii) no exemption applies. Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless compliance with the waiting period has been waived or the Commissioner of Competition provides written notice that he does not intend to challenge the acquisition. The Commissioner of Competition’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

We are governed by the corporate laws of British Columbia, Canada which in some cases have a different effect on shareholders than the corporate laws of the United States.

We are incorporated under the Business Corporations Act (British Columbia) and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the Business Corporations Act (British Columbia) and Delaware General Corporation Law, or DGCL, that may have the greatest such effect include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our articles) the Business Corporations Act (British Columbia) generally requires the voting threshold to be a special resolution approved by 66 2/3% of shareholders, or as set out in the articles, as applicable, whereas DGCL generally only requires a majority vote; and (ii) under the Business Corporations Act (British Columbia) a holder of 5% or more of our common shares can requisition a special meeting of shareholders, whereas such right does not exist under the DGCL. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Risks Related to the Ownership of Our Common Shares

New laws, regulations, and standards relating to corporate governance and public disclosure may create uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, may evolve over time as new guidance is provided by the courts and other bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a public company subject to these rules and regulations, we may find it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

The market price of our common shares and Series A Warrants may be volatile, and you may not be able to resell your common shares and Series A Warrants at or above the initial public offering price.

The market price for our common shares and Series A Warrants may be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	conditions in markets generally;

●	changes in the economic performance or market valuations of companies similar to ours;

●	general economic or political conditions in the United States or elsewhere;

●	any delay in development of our products or services;

●	our failure to comply with regulatory requirements;

●	our inability to commercially launch products and services and market and generate sales of our products and services,

●	developments or disputes concerning our intellectual property rights;

●	our or our competitors’ technological innovations;

●	general and industry-specific economic conditions that may affect our expenditures;

●	changes in market valuations of similar companies;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents;

●	future sales of our common shares or other securities, including shares issuable upon the exercise of outstanding warrants or convertible securities or otherwise issued pursuant to certain contractual rights;

●	period-to-period fluctuations in our financial results; and

●	low or high trading volume of our common shares due to many factors, including the terms of our financing arrangements.

In addition, if we fail to reach an important research, development or commercialization milestone or result by a publicly expected deadline, even if by only a small margin, there could be significant impact on the market price of our common shares. Additionally, as we approach the announcement of anticipated significant information and as we announce such information, we expect the price of our common shares to be particularly volatile and negative results would have a substantial negative impact on the price of our common shares and Series A Warrants.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. The market price of our common shares and Series A Warrants will fluctuate and there can be no assurances about the levels of the market prices for our common shares and Series A Warrants.

In some cases, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our business operations and reputation.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our shareholders without information or rights available to shareholders of more mature companies.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	taking advantage of an extension of time to comply with new or revised financial accounting standard;

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. We cannot predict whether investors will find our common shares less attractive if we rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our stock price may be more volatile.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to follow certain scaled disclosure requirements available to smaller reporting companies.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates and may contain less or more modified disclosure than those public companies. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common shares.

FINRA sales practice requirements may also limit your ability to buy and sell our common shares, which could depress the price of our shares.

Financial Industry Regulatory Authority, Inc. (FINRA) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common shares or Series A Warrants, our securities’ price and trading volume could decline.

The trading market for our securities may depend in part on the research and reports that research analysts publish about us and our business. If we do not maintain adequate research coverage, or if any of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, the price of our common shares and Series A Warrants could decline. If one or more of our research analysts ceases to cover our business or fails to publish reports on us regularly, demand for our securities could decrease, which could cause the price of our common shares and Series A Warrants or trading volume to decline.

We may issue additional equity securities, or engage in other transactions that could dilute our book value or relative rights of our common shares, which may adversely affect the market price of our common shares and Series A Warrants.

Our Board of Directors may determine from time to time that it needs to raise additional capital by issuing additional shares of our common shares or other securities. Except as otherwise described in this filing, we will not be restricted from issuing additional common shares, including securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common shares. Because our decision to issue securities in any future offering may depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be affected. Additional equity offerings may dilute the holdings of existing shareholders or reduce the market price of our common shares and Series A Warrants, or all of them. Holders of our securities are not entitled to pre-emptive rights or other protections against dilution. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, then-current holders of our securities. Additionally, if we raise additional capital by making offerings of debt or preference shares, upon our liquidation, holders of our debt securities and preference shares, and lenders with respect to other borrowings, may receive distributions of its available assets before the holders of our common shares.

An investment in our Series A Warrants is speculative in nature and could result in a loss of your investment therein.

The Series A Warrants offered in this offering do not confer any rights of common share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common shares at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Series A Warrants may exercise their right to acquire the common shares and pay an exercise price of $6.00 per share (120% of the public offering price of our common shares and Series A Warrants in this offering), prior to three years from the date of issuance, after which date any unexercised Series A Warrants will expire and have no further value. Moreover, following this offering, the market value of the Series A Warrants is uncertain and there can be no assurance that the market value of the Series A Warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common shares will ever equal or exceed the exercise price of the Series A Warrants, and consequently, whether it will ever be profitable for holders of the Series A Warrants to exercise the Series A Warrants.

Our Series A Warrants and contain a provision which only permits securities claims to be brought in federal court.

Section 11 of our Series A Warrants states in relevant part: “The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan (except for claims brought under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, which must be brought in federal court)”. Therefore any claims with respect to our Series A Warrants brought under the Securities Act of 1933 or the Securities Exchange Act must be brought in federal court while all other claims may be brought in federal or state court. Proceedings in federal court may be more expensive than in state court due to more comprehensive rules on how discovery and motion and trial practice are handled. This provision may have a dampening effect on claims brought under these securities laws or limit the ability of the investor to bring a claim in the jurisdiction it deems more favorable. This provision is likely enforceable as requirements regarding bringing securities claims have been met, but it may have the overall effect of discouraging litigation due to the circumstances described herein.

We do not currently intend to pay dividends on our common shares in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

We have never declared or paid cash dividends on our common shares and do not anticipate paying any cash dividends to holders of our common shares in the foreseeable future. Consequently, investors must rely on sales of their common shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that our common shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares.

Risks related to this offering

Future sales or other issuances of our common stock could depress the market for our common stock.

Sales of a substantial number of shares of our common stock, or the perception by the market that those sales could occur, whether through this offering or other offerings of our securities, could cause the market price of our common stock to decline or could make it more difficult for us to raise funds through the sale of equity in the future.

Our shareholders will experience significant dilution as a result of the private placement for which this Prospectus is filed.

This Registration Statement registers 6,775,581shares of our Common Stock issued to the selling stockholders that were issued by or are issuable by the registrant in a prior private placement transaction, consisting of shares registered which are issuable upon full conversion of the Debentures and complete exercise of the Warrants and upon full exercise and conversion, you will experience significant dilution.

Our stock price can be volatile, which increases the risk of litigation, and may result in a significant decline in the value of your investment.

The trading price of our common stock has historically been, and is likely to continue to be, highly volatile and subject to wide fluctuations in price in response to various factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. These factors include, but are not limited to, the following:

●	price and volume fluctuations in the overall stock market from time to time;
●	changes in the market valuations, stock market prices and trading volumes of similar companies;
●	actual or anticipated changes in our net loss or fluctuations in our operating results or in the expectations of securities analysts;
●	the issuance of new equity securities pursuant to a future offering, including potential issuances of preferred stock;
●	general economic conditions and trends;
●	major catastrophic events,;
●	sales of large blocks of our stock;
●	additions or departures of key personnel;
●	announcements of new products or technologies, commercial relationships or other events by us or our competitors;
●	regulatory developments in the United States and other countries;
●	failure of our common stock to maintain their listing on the NASDAQ markets or other national market system;
●	changes in accounting principles; and
●	discussion of us or our stock price by the financial and scientific press and in online investor communities.

These broad market and industry factors may materially affect the market price of our common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Due to the volatility of our stock price, we are currently and may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention in the future attention and resources from our business.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of February 9, 2023, we had approximately 94 shareholders of record of our common stock.

Our common stock is listed on NASDAQ under the symbol “AGRI.” In conjunction therewith, we also have our Series A Warrants listed on The NASDAQ Capital Market under the symbol “AGRIW”.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,382,629	$3.30	431,986
Equity compensation plans not approved by security holders	-	-	-
Total	1,382,629	$3.30	431,986

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future following this offering. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

OUR BUSINESS

Overview

The Company plans to develop its business by focusing on both an organic growth plan and through M&A. The Company’s organic growth plan is focused on four distinct phases:

AgriFORCE Solutions

AgriFORCE Solutions provides consulting services for AgTech knowledge, operational solutions, and research and development (R&D), which is augmented with patented and patent pending controlled-environment agriculture (CEA) and additional agriculture facilities and platforms.

We have taken a strategic and holistic view of agriculture to provide solutions that address the key challenges facing this important industry. We develop and acquire innovative intellectual property (IP) and technology to improve farming. Our expertise goes from seed to table and ranges through the life cycle of a plant—from micropropagation and tissue culture to cultivation—with a proprietary approach that brings together all of the elements, including crops, operations, facilities, systems, and environment designed to allow the plant to reach its full genetic potential.

PHASE 1: COMPLETED: 2017-2021

●	Conceptualization, engineering, and design of facility and systems (Completed).
●	Completed selection process of key environmental systems with preferred vendors (Completed).
●	The signing of revenue contracts with the Exclusive Independent Operator (EIO) for the first three facilities completed (Completed).
●	The arrangement of three offtake agreements signed with Exclusive Independent Operator (EIO) for those three facilities when complete. (Subsequently these agreements were terminated in Q2 2021).
●	ForceFilm material ordered (Completed).

PHASE 2: 2022-2024:

●	Purchase of the land parcel in Coachella, CA
●	Complete new contracts’ structures for those first three facilities with new independent operators.
●	Site preparation and utilities infrastructure build out for the campus (up to eight facilities).
●	Fit out and complete genetics lab for micropropagation, breeding, and R&D to achieve near term revenue (8 months) of the sale of tissue culture clones for variant crops.
●	Additional raw materials procurement of AgriFORCE IP specific automated grow system, supplemental grow lighting and controls systems, and manufacture of the building envelope materials.
●	Conceptualization and design of vertical grow solutions in order to develop a small-scale vertical grow house.
●	Focus on the delivery and installation of the first facility.
●	Initiate the design of a R&D facility for food solutions and plant-based pharma.

PHASE 3: 2024-2027:

●	Compete construction of first facility and commence operations
●	Focus on the delivery and installation of the second and third facilities. Proof of quantitative and qualitative benefits are expected to drive both sales pipeline acceleration for subsequent years.
●	Complete the design and construction of a` R&D facility for food solutions and plant-based pharma. Commence engagement with universities and pharmaceutical companies.
●	Construct small scale vertical grow house and operate successfully.
●	Finalize the design and engineering of vertical grow solution with construction commencement late in the third year. Commence engagement with local restaurants and grocery stores and develop a vertical grow house branding strategy.

PHASE 4: 2027:

●	Focus on delivery and installation of additional facilities.
●	Expand geographic presence into other states whilst also introducing the grow house to other international markets with a view to securing additional locations and markets by year four.
●	Targeted additional contracts of three facilities.
●	Commence and complete first vertical grow commercial facility to serve Southern California market by end of year 4.

The Company’s initial AgriFORCE grow houses are planned to be constructed in California.

AgriFORCE Brands

AgriFORCE Brands division is focused on the development and commercialization of plant-based ingredients and products that deliver healthier and more nutritious solutions. We will market and commercialize both branded consumer product offerings and ingredient supply. This started with the acquisition of the MNG (Manna) intellectual property which is a patent-pending technology to naturally process and convert grains, pulses, and root vegetables. The process results in low-starch, low-sugar, high-protein, fiber-rich baking flour products, and nutrition liquid. The nutrition values of the flour have the potential to transform consumers’ diet in multiple verticals.

MNG Wheat flour has 30 times more fiber, up to 3 times more proteins and less than 15% of the starch as Regular All-Purpose Baking flour as independently tested and conducted by Eurofins Food Chemistry Testing Madison, Inc.

PHASE 1: COMPLETED: 2017-2020

●	Product and Process Testing and Validation (Completed)
●	Filing of US and International Patent (Completed)
●	Conceptual Engineering and Preliminary Budgeting on Commercial Pilot Plant (Completed)

PHASE 2: 2021-2022

●	Design, Build, Start-up and Operation of the Pilot Plant
●	Develop Range of Finished Products in Wheat Grain Flours
●	Collaborate with Nutritional Flour Medical Research Institute (an IRS section 501(c)(3) Medical Research Organization) funded by private & public research grants

PHASE 3: 2022-2023

●	Launch First Range of Products in US/Canada
●	Drive Business with Finished Products in direct to consumer (“D2C”), Retail, Food Service
●	Drive Business as Ingredients for Bakery, Snack and Plant Based Protein Products Manufacturers
●	Develop Manufacturing Base through Partnerships and Licensing
●	Conceptual Engineering and Preliminary Budgeting on Large-Scale Processing Plant
●	Develop Range of Finished Products in other Grain Flours, Pulses/Protein Flours and Juices

PHASE 4: 2024-2025

●	Expand Product Range in US/Canada
●	Expand Business to other Geographies (select Markets in Europe, Asia, Latin America)
●	Design, Build Start-up and Operation of Large-Scale Processing Plan

Merger and Acquisition (“M&A”)

With respect to M&A growth, the Company is creating a separate corporate office to aggressively pursue acquisitions. The Company plans to focus on identifying target companies, which help expand AgriFORCE Brand’s mandate to deliver more nutritious (better for you) crops, ingredients, and plant-based products that are sustainably produced. The Company believes that AgriFORCE Solutions platform of IP and group of companies acquired through M&A can identify opportunities to produce crops more sustainably and that offer unique competitive advantages through the supply chain to ultimately have them converted into ingredients and plant based products or simply sold to consumers through AgriFORCE Brands.

Below is a summary of the intended strategy with respect to the Company’s M&A strategy:

Strategy

Our two divisions—AgriFORCE Solutions and AgriFORCE Brands—work in partnership to address some of the existential challenges being faced by the world today—climate change, extreme weather, food security and sovereignty, the environmental impact of industrial and commercial farming—working towards providing better tasting, more nutritious plant-based foods and other products to consumers on a global level.

AgriFORCE Solutions:

AgriFORCE Solutions provides consulting services for AgTech knowledge, operational solutions, and research and development (R&D), which is augmented with patented and patent pending controlled-environment agriculture (CEA) and additional agriculture facilities and platforms.

We have taken a strategic and holistic view of agriculture to provide solutions that address the key challenges facing this important industry. We develop and acquire innovative intellectual property (IP) and technology to improve farming. Our expertise goes from seed to table and ranges through the life cycle of a plant—from micropropagation and tissue culture to cultivation—with a proprietary approach that brings together all of the elements, including crops, operations, facilities, systems, and environment designed to allow the plant to reach its full genetic potential.

From consulting to our innovative foundational intellectual property—our proprietary facility and growing systems—to the technology and know-how that we have in our group of companies, we have integrated the key aspects of AgTech to create an outcome that is Clean. Green. Better.

AgriFORCE Brands:

AgriFORCE Brands division is focused on the development and commercialization of plant-based ingredients and products that deliver healthier and more nutritious solutions. We will market and commercialize both branded consumer product offerings and ingredient supply. This started with the acquisition of the MNG (Manna) intellectual property which is a patent-pending technology to naturally process and convert grains, pulses, and root vegetables. The process results in low-starch, low-sugar, high-protein, fiber-rich baking flour products, and nutrition liquid. The nutrition values of the flour have the potential to transform consumers’ diet in multiple verticals.

MNG Wheat flour has 30 times more fibers, up to 3 times more proteins and less than 15% of the starch as Regular All-Purpose Baking flour as independently tested and conducted by Eurofins Food Chemistry Testing Madison, Inc.

DIVISIONS:

AgriFORCE Solutions

Understanding Our Approach – The AgriFORCE Precision Growth Method

Traditional farming includes three fundamental approaches: outdoor, greenhouse and indoor. AgriFORCE introduces a unique fourth method, the AgriFORCE precision growth method, which is informed by cutting-edge science and leveraging the latest advances in artificial intelligence (AI) and Internet of Things (IoT).

With a carefully optimized approach to facility design, IoT, AI utilization, nutrient delivery, and micro-propagation, we have devised an intricate, scientific and high success-oriented approach designed to produce greater yields using fewer resources. This method is intended to outperform traditional growing methods using a specific combination of new and traditional techniques required to attain this efficiency. We call it precision growth. The AgriFORCE precision growth method focuses on addressing some of the most important legacy challenges in agriculture: environmental impact, operational efficiency and yield volumes.

The AgriFORCE precision growth method presents a tremendous opportunity to positively disrupt all corners of the industry. The size of just the nutraceutical and plant-based pharmaceutical and vaccine/therapeutics market is over $500 billion. Including the traditional hydroponics high value crops and controlled-environment food markets, the addressable market approaches nearly $1 trillion.(1)(2)(3).

While our patent pending intellectual property initially targeted the hydroponics sector of our customers high value crops to showcase its efficacy in a growing market, we are currently expanding operations to refine our technology and methodology for vegetables and fruit food crops. Hydroponics was identified as an ideal sector to demonstrate proof of concept However, management has decided that the Company focus on evolving our intellectual property and applying our precision growth method to other agricultural areas so that we can be a part of the solution in fixing the severe issues with the global food supply chain.

The AgriFORCE Model – Managing the Difficulties of Agricultural Verticals with Modern Technology and Innovation

Our intellectual property combines a uniquely engineered facility design and automated growing system to provide a clear solution to the biggest problems plaguing most agricultural verticals. It delivers a clean, self-contained environment that maximizes natural sunlight and offers near ideal supplemental lighting. It also limits human intervention and – crucially – it was designed to provide superior quality control. It was also created to drastically reduce environmental impact, substantially decrease utility demands, as well as lower production costs, while delivering customers daily harvests and higher crop yields.

Plants grow most robustly and flavorfully in full natural sunlight. While it may seem counterintuitive to some, even the clearest of glass greenhouses inhibit the full light spectrum of the sun. However, new translucent and transparent membrane materials have emerged that enable the near-full-transmission of the sun’s light spectrum.

(1) https://home.kpmg/pl/en/home/insights/2015/04/nutraceuticals-the-future-of-intelligent-food.html

(2) https://link.springer.com/article/10.1057/jcb.2010.37

(3) https://medium.com/artemis/lets-talk-about-market-size-316842f1ab27

Unlike plastic or glass, these new transparent membranes can help crops achieve their full genetic (and flavor) potential. Natural light also warms the microclimate, when necessary, dramatically reducing heating energy requirements. At times when natural light is not available, advances in supplemental grow lighting can extend the plants’ photoperiod – to maximize crop growth, quality, and time to harvest by up to 50% better.

Greenhouses and vertical farms are also compromised by outdoor and human-introduced contamination. The new model relies on creating a sealed, cleanroom-like microclimate that keeps pests, pesticides, and other pollutants outside.

Thanks to AI, the IoT, and similar advances, farmers can now benefit from highly automated growing systems that reduce human intervention and its associated costs. Finely tuned convective air circulation systems enable the microclimate to remain sealed and protected. Natural temperature regulation using sunlight and organic foam-based clouds can significantly reduce air-conditioning electricity requirements. Highly automated hydration, fertilization, and lighting are all continuously optimized by machine learning.

This new AgriFORCE model, which has been designed with more than four years of ongoing research and development, is set to be put into large scale practice when the first of three new grow facilities complete construction in Coachella, California. This unique approach, which included contributions from lighting experts who had previously worked at NASA sending plants into space, was developed to significantly improve local food security in an environmentally friendly way. It uses the best aspects of the facility’s operator’s current growing methods – outdoor, greenhouse and indoor – and replaces their shortcomings with better technology and processes.

Any solution whether in agriculture, industry, or consumer goods is typically the integration of various disparate parts which, in and of themselves, require independent skill sets and levels of expertise to bring together the desired outcome. Controlled environment agriculture solutions such as our patent pending proprietary facility and automated grow system are no different. Centered around four pillars: facility and lighting; automation and AI; nutrients and fertigation and micropropagation and genetics, our business not only has a tremendous opportunity to grow organically by virtue of our future pipeline of Growhouse contracts;, but also through accretive acquisitions for our Agtech platform.

Our Position in the Ag-Tech Sector

The Ag-Tech sector is severely underserved by the capital markets, and we see an opportunity to acquire global companies who have provided solutions to the industry and are leading innovation moving forward. We are creating a separate corporate office to aggressively pursue such acquisitions. The robustness of our engagement with potential targets has confirmed our belief and desire to be part of a larger integrated Ag-Tech solutions provider, where each separate element of the business has its existing legacy business and can leverage across areas of expertise to expand their business footprint. We believe that there is currently no one that we are aware of who is pursuing this model in the US capital markets environment at this time.

The AgriFORCE Grow House

The Company is an agriculture-focused technology company that delivers innovative and reliable, financially robust solutions for high value crops through our proprietary facility design and automation IP to businesses and enterprises globally. The Company intends to operate in the plant based pharmaceutical, nutraceutical, and high value crop markets using its unique proprietary facility design and hydroponics based automated growing system that enable cultivators to effectively grow crops in a controlled environment. The Company calls its facility design and automated growing system the “AgriFORCE grow house”. The Company has designed its AgriFORCE grow house to produce in virtually any environmental condition and to optimize crop yields to as near their full genetic potential possible while substantially eliminating the need for the use of pesticides, fungicides and/or irradiation. The Company is positioning itself to deliver solutions to a growing industry where end users are demanding environmentally friendly and sustainable, controlled growing environments and processes. The initial market focus is the cultivation of food and other high value crops in California, and proof of concept may apply the IP to biomass production of plant based vaccine materials. The Company believes that its IP may provide a lower cost cultivation solution for the indoor production of crops due to a combination of higher crop quality and yields, and reduced operating costs. The Company has designed its AgriFORCE grow house as a modular growing facility that it plans to build and license to licensed operators for the cultivation of food and high value crops. The AgriFORCE grow house incorporates a design and technology that is the subject of a provisional patent that the Company has submitted to the United States Patent and Trademark Office on March 7, 2019. On March 6, 2020, a New International Patent Application No. PCT/CA2020/050302 Priority Claim United States 62/815, 131 was filed. The Company’s IP can be adapted to a multitude of crops and required growing conditions where exacting environmental control and pharma grade equivalent cleanliness and processes are required to meet the highest cultivation standards. By delivering the first facility, the Company should be in a position to demonstrate the performance and to target Good Manufacturing Practices standards compliance necessary to engage the pharma industry as it moves into modifying its IP to meet the particular plant biomass requirements for vaccines and other pharma biomass.

As the Company commences construction of its micropropagation facility and grow house, it is plannings to start developing its solution for fruits and vegetables focusing on the integration of its current structure with a new form of vertical grow technology. Although many of the components and elements may be the same or similar in nature, the automation and integration for going vertical and accommodating lighting, circulation, climate control and humidity control may be somewhat different. Therefore, the Company intends to develop a small working commercial facility as it moves to finalize design and engineering. The Company believes it can deliver new IP for various forms of CEA with a view to constructing its first commercial facility to serve the Southern California market before rolling out its solution to other crops and local markets in the United States and internationally.

Our Intellectual Property Strategy

The Company’s IP and business is focused on four (4) key elements:

1)	FACILITY AND LIGHTING DESIGN

-the facility utilizes a proprietary building envelope system that allows virtually the full light spectrum and substantial portions of the UV light spectrum through it. It is fully sealed and utilizes positive air pressure exchange to create a microclimate that optimizes temperature, humidity, CO2, air velocity, filtration, and sanitation through the process of biomimicry.

-Advanced proprietary supplemental grow lighting technologies achieving optimal luminous efficacy, spectrum, distribution characteristics, automated DLI management and fixture architecture.

2)	AUTOMATION AND ARTIFICIAL INTELLIGENCE

-Proprietary automated grow system(s) and technology integrated through IOT and artificial intelligence.

-Self learning input factors to create the highest yield, lowest impact cultivation.

3)	FERTIGATION AND NUTRIENTS

-white label and proprietary organic based blends/products tailored and focused on improved yields and reduced impact cultivation.

4)	MICROPROPAGATION AND GENETICS

Optimized cellular cloning and tissue culture process tailored to facility environment optimization to ensure enhanced solution specific genetic outcomes.

To maximize the AgriFORCE grow house’s production capacity, each AgriFORCE grow house is planned to incorporate its own tissue culture laboratory for micropropagation into the Company’s proprietary mechanized and automated growing system. AgriFORCE micropropagation laboratories should enable the micropropagation of healthy plantlets to be transplanted and grown to maturity in its facilities.

AGRIFORCE SOLUTIONS BUSINESS PLAN

The Company plans to develop its business by focusing on both an organic growth plan and through M&A. The Company’s organic growth plan is focused on four distinct phases:

PHASE 1: COMPLETED: 2017-2021

●	Conceptualization, engineering, and design of facility and systems.
●	Completed selection process of key environmental systems with preferred vendors.

●	The signing of revenue contracts with the Exclusive Independent Operator (EIO) for the first three facilities completed.
●	The arrangement of three offtake agreements signed with Exclusive Independent Operator (EIO) for those three facilities when complete. (Subsequently these agreements were terminated in Q2 2021)
●	Selection and Land Purchase agreement in Coachella, CA for 41.37-acre parcel subject to financing.
●	ForceFilm material ordered.

PHASE 2: 2022-2024:

●	Purchase of a land parcel in Coachella, CA
●	Complete new contracts’ structures for those first three facilities with new independent operators.
●	Site preparation and utilities infrastructure build out for the campus (up to eight facilities).
●	Fit out and complete genetics lab for micropropagation, breeding, and R&D to achieve near term revenue (8 months) of the sale of tissue culture clones for variant crops.
●	Additional raw materials procurement of AgriFORCE IP specific automated grow system, supplemental grow lighting and controls systems, and manufacture of the building envelope materials.
●	Conceptualization and design of vertical grow solutions in order to develop a small-scale vertical grow house.
●	Focus on the delivery and installation of the first facility.
●	Initiate the design of a R&D facility for food solutions and plant-based pharma.

PHASE 3: 2024-2027:

●	Compete construction of first facility and commence operations
●	Focus on the delivery and installation of the second and third facilities. Proof of quantitative and qualitative benefits are expected to drive both sales pipeline acceleration for subsequent years.
●	Complete the design and construction of a R&D facility for food solutions and plant-based pharma. Commence engagement with universities and pharmaceutical companies.
●	Construct small scale vertical grow house and operate successfully.
●	Finalize the design and engineering of vertical grow solution with construction commencement late in the third year. Commence engagement with local restaurants and grocery stores and develop a vertical grow house branding strategy.

PHASE 4: 2027:

●	Focus on delivery and installation of additional facilities.
●	Expand geographic presence into other states whilst also introducing the grow house to other international markets with a view to securing additional locations and markets by year four.
●	Targeted additional contracts of three facilities.
●	Commence and complete first vertical grow commercial facility to serve Southern California market by end of year 4.

The Company’s initial AgriFORCE grow houses are planned to be constructed in California.

AgriFORCE Brands

The Company purchased Intellectual Property (“IP”) from Manna Nutritional Group, LLC (“MNG”), a privately held firm based in Boise, Idaho on September 10, 2021. The IP encompasses patent-pending technologies to naturally process and convert grain, pulses and root vegetables, resulting in low-starch, low-sugar, high-protein, fiber-rich baking flour produces as well as wide range of breakfast cereals, juices, natural sweeteners and baking enhancers. The core process is covered under a pending patent application in the U.S. and key international markets. The all-natural process is designed to unlock nutritional properties, flavor and other qualities in a range of modern, ancient and heritage grains, pulses and root vegetables to create specialized All-Natural baking and all-purpose flours, sweeteners, juices, naturally sweet cereals and other valuation products, providing numerous opportunities for dietary nutritional, performance and culinary applications.

As of May 17, 2022, AgriForce Growing Systems, Ltd. (the “Company”) completed an amendment to its asset purchase agreement with Manna Nutritional Group LLC, dated September 10, 2021. The amendment amends certain provisions of Section 2 thereof. Section 2.04(i) was amended to provide for the issuance of prefunded warrants instead of shares, with the trigger valuation date for the first $3.5 million of equity to be March 10, 2022 and the trigger valuation date for the next $1.5 million of equity to be the vwap of the Company’s common stock for the ten trading days immediately preceding the submission resubmission work date on the patents set forth in the asset purchase agreement. Section 2.04(iv) was amended to also reflect issuance of pre funded warrants instead of common shares in two tranches of $5 million on June 30, 2022 and $3 million on December 31, 2022, such that if a Patent (as defined in the asset purchase agreement) is issued within 24 months of the Closing Date (as defined in the asset purchase agreement), then the aforementioned $8 million in prefunded warrants will vest in four equal amounts on the date of issuance of the patent and then for the three subsequent three month anniversaries thereof. If the aforementioned patent does not issue within 24 months of the Closing Date, then those prefunded warrants shall be returned to the Purchaser, and the transaction purchase price shall be adjusted downward, dollar for dollar. The amendment also contains covenants to obtain shareholder approval of the acquisition transactions before the prefunded warrants can be exercised into Company common shares.

The Company plans to rebrand the consumer products and innovative ingredient offering for food manufacturers under the brand (un)Think foods.

Wheat and Flour Market

Modern diet is believed to be a contributor to health risks such as heart disease, cancer, diabetes and obesity, due in part to the consumption of highly processed foods that are low in natural fiber, protein and nutrition; and extremely high in simple starch, sugar and calories. These “empty carbs” produce glycemic swings that may cause overeating by triggering cravings for food high in sugar, salt and starch. As an example, conventional baking flour is low in natural fiber (about 2-3%), low-to-average in protein (about 9%), and very high in starch (about 75%). Whole wheat flour is only marginally better. Similarly, gluten-free products are often produced with sugar and starches such as potato flour, rice flour, tapioca, etc. Gluten-free products are typically low-fiber, low-nutrition, high-starch and high-calorie.

In contrast, foods high in fiber help to satiate hunger, suppress cravings, raise metabolism and require more calories to digest. They also assist in weight loss, lower cholesterol, and may reduce the risk of cancer, heart disease and diabetes.

Advantages of the MNG IP

The CERES-MNG process allows for the development and manufacturing of All-natural Fours that are significantly higher in Fibers, Nutrients and Proteins and significantly lower in Carbohydrates and Calories than Standard Baking Flour.

As shown in the graph below, MNG Baking Flour produced from Soft White Wheat has 30 time more fiber, 3 times more protein, 80% less starch and 50-60% less calories as compared to standard all- purpose baking flour.

The CERES-MNG patent pending process is expected to help develop new flours and products from modern, ancient and heritage grains, seeds, legumes and tubers/root vegetables.

Why Manna NG versus Keto or Low Carb Flours and Sprouted Grains Flours?

-	Versus Keto/Low Carb Flours, Manna NG has some clear positive distinctions:

○	Simple and clean ingredient list
○	Significantly higher protein values
○	Materially Higher Fiber content
○	Significantly lower carb content
○	More palatable and natural flavor without any additives
○	Works and tastes like All Purpose Wheat Baking Flour

-	Versus Sprouted Grains Flours

○	Like Sprouted Grains Flours, Manna NG Nutrients are metabolized better;
○	Significantly Higher Protein content
○	Materially Higher Fiber content
○	Significantly Lower Carb content

Finally, the CERES-MNG Process creates a Liquid by-product which is a High Fiber, High Protein, Maltose Sweet Juice (Power Juice) from which we intend to develop Nutrition Drinks, Flavoured Drinks and to use as a base for Nutrition Bars.

Products that AgriFORCE intends to develop for commercialization from the CERES/MNG Process:

-	High protein, High Fiber, Low Carb Modern, Heritage and Ancient grain flours (for use in breads, baked goods, doughs, pastry, snacks, and pasta)
-	Protein Flours and Protein Additives
-	High Protein, High Fiber, Low Carb cereals and snacks
-	High Protein, High Fiber, Low Carb oat based dairy alternatives
-	Better Tasting, Cleaner Label High Protein, High Fiber, Low Carb nutrition bars
-	High Protein, High Fiber Low Carb nutrition juices and flavored drinks
-	High Protein, High Fiber, Low Carb pet foods and snacks

We intend to commercialize these products behind 2 main Go-to-Market strategies:

-	Branded Ingredients for B2B
-	Consumer Brand for Direct to Consumers and Retail

The Business Opportunity for AgriFORCE to successfully commercialize Premium Specialized Products from the Manna IP - by capturing a conservatively very small percentage share of the category it is targeting to enter in the premium segments. We estimate these revenues to be between $500 million and $1 Billion by 2025 (excluding any potential revenues from the Maltose-Power Juice applications).

	Breads &Bakery	Functional Flours	Pulse Flours	Dairy Alternatives	Nutrition Bars	TOTAL
Global Market Size of Target Categories	$222B	$48B	$17B	$6B	$45B
Potential Market Share	0.1%	1%	1%	1%	0.1%

Sources: Grand View Research Reports, San Francisco CA, 2018 Estimates.

Products from the MANNA IP address Consumer Trends in Health, Nutrition and Diet

The benefits of plant-based proteins, low-carbohydrates (particularly “empty” carbs) and natural high- fiber diets are key to good health and nutrition and are critically important in combating cancer, diabetes, digestive disorders, high-cholesterol, obesity and heart disease.

The High-Protein, High Fiber, Low Carb products from the CERES-MNG Process, allows to address these growing consumer needs.

Importantly, the Manna IP products would target primarily Millennials and Boomers, that increasingly look for healthier food alternatives.

Long-Term Future Applications – Product Development; Medical Research & Development

The following outlines future applications, research, and development. This may include controlled studies on Type II Diabetes, in addition to a dedicated and completely independent Medical Research Organization (MRO) and research laboratory, supported by private and public research grants.

AGRIFORCE BRANDS BUSINESS PLAN

AgriFORCE’s organic growth plan to actively establish and deploy the commercialization of products, following the acquisition of the MNG IP, is focused on four distinct phases:

PHASE 1: COMPLETED: 2017-2020

●	Product and Process Testing and Validation (Completed)
●	Filing of US and International Patent (Completed)
●	Conceptual Engineering and Preliminary Budgeting on Commercial Pilot Plant (Completed)

PHASE 2: 2021-2022

●	Design, Build, Start-up and Operation of the Pilot Plant
●	Develop Range of Finished Products in Wheat Grain Flours
●	Collaborate with Nutritional Flour Medical Research Institute (an IRS section 501(c)(3) Medical Research Organization) funded by private & public research grants

PHASE 3: 2022-2023

●	Launch First Range of Products in US/Canada
●	Drive Business with Finished Products in direct to consumer (“D2C”), Retail, Food Service
●	Drive Business as Ingredients for Bakery, Snack and Plant Based Protein Products Manufacturers
●	Develop Manufacturing Base through Partnerships and Licensing
●	Conceptual Engineering and Preliminary Budgeting on Large-Scale Processing Plant
●	Develop Range of Finished Products in other Grain Flours, Pulses/Protein Flours and Juices

PHASE 4: 2024-2025

●	Expand Product Range in US/Canada
●	Expand Business to other Geographies (select Markets in Europe, Asia, Latin America)
●	Design, Build Start-up and Operation of Large-Scale Processing Plan

Merger and Acquisition (“M&A”)

With respect to M&A growth, the Company is creating a separate corporate office to aggressively pursue acquisitions. The Company plans to focus on identifying target companies, which help expand AgriFORCE Brand’s mandate to deliver more nutritious (better for you) crops, ingredients, and plant-based products that are sustainably produced. The Company believes that AgriFORCE Solutions platform of IP and group of companies acquired through M&A can identify opportunities to produce crops more sustainably and that offer unique competitive advantages through the supply chain to ultimately have them converted into ingredients and plant based products or simply sold to consumers through AgriFORCE Brands.

Below is a summary of the intended strategy with respect to the Company’s M&A strategy:

Strategy

Delphy Groep BV Acquisition

On February 10, 2022, the Company signed a definitive agreement to acquire Delphy Groep BV (“Delphy”), a Netherlands-based AgTech consultancy firm, for $[24.0] million through a combination of cash and stock. The closing of the transaction was expected to occur within 60 days of the signing date but is subject to shareholder approval and completion of audited financials of Delphy. The definitive agreement follows the binding letter of intent (“LOI”) as previously announced in the Company’s press release in October 2021. Delphy, which optimizes production of plant-based foods and flowers, has multinational operations in Europe, Asia, Kazakhstan, and Africa, with approximately 200 employees and consultants. Delphy’s client list includes agriculture companies, governments, universities, and leading AgTech suppliers, who turn to the company to drive agricultural innovation, solutions, and operational expertise.

Deroose Plants NV Binding Letter of Intent

On February 23, 2022, the Company signed a binding letter of intent (the “LOI”) with Deroose Plants NV (“Deroose”), one of the largest tissue culture propagation companies in the world with a leadership position in horticulture, plantation crops, and fruit and vegetables. Founded in 1980, Deroose has multi-national operations in Europe, North America, and Asia, and over 800 employees.

The LOI is subject to completion of standard due diligence and entry into a definitive purchase agreement, which shall include commercially standard terms and conditions, including, but not limited to, representations and warranties, covenants, events of default and conditions to closing.

The net purchase price by the Company is expected to be approximately [$62.3] million The purchase price represents approximately [$41.8] million for the Deroose business on a cash and debt free basis and [20.4] million for the genetic IP portfolio.

Corporate Structure

The Company currently has the following wholly-owned subsidiaries, which perform the following functions – AgriFORCE Investments handles any investments in the U.S., West Pender Holdings holds real estate assets, West Pender Management manages those assets, and AGI IP holds intellectual property in the U.S. and DayBreak is dormant:

Name of Subsidiary	Jurisdiction of Incorporation	Date of Incorporation
AgriFORCE Investments Inc. (US)	Delaware	April 9, 2019
West Pender Holdings, Inc.	Delaware	September 1, 2018
AGI IP Co.	Nevada	March 5, 2020
West Pender Management Co.	Nevada	July 9, 2019
Un(Think) Food Company	Nevada	June 20, 2022
DayBreak Ag Systems Ltd.	British Columbia	December 4, 2019

Summary Three Year History

From the date of Incorporation (December 22, 2017) to the date of this filing, the Company has largely been engaged in completion of its initial corporate organization, assembling its management team, completing the design and engineering of its IP and filing the appropriate intellectual property protection and taking the initial steps to implement its business plan through the commencement of initial operations in California. Significant milestones during this period are as follows:

●	The Company completed its initial seed round financings in early 2018.

●	From November 2018 to August 2019, the Company engaged architectural, lighting design, engineering and tensile structure engineering consultants to advance “Concept Solution” to an “Engineered Solution” for the AgriFORCE grow houses, and the Company’s consultants completed testing and verification of its proprietary solutions, as described below in detail under “Advancement from Concept Solution to Engineered Solution”.

●	In December 2018, the Company selected FabriTec as its primary contractor for the growing portion of the AgriFORCE grow houses, which is planned to be constructed of tensile steel and the high strength flexible covering material.

●	In January 2019, the Company received from FabriTec the initial engineering drawings for the greenhouse enclosure for the AgriFORCE grow house.

●	In February 2019, the Company arranged for PharmHaus, as its initial EIO, to enter into three offtake agreements with well-known California high value crop producers for the potential offtake purchase of an aggregate of 19,500 kilograms of production, which has since been increased to 21,878 kilograms of production per year under a replacement offtake agreement executed in September 2019 (terminated in April 2021 as per the below description).

●	On March 7, 2019, the Company filed an initial provisional patent application for the original concept related to the AgriFORCE grow house.

●	In July 2019, the Company entered into a master “Design/ Build” construction contract with FabriTec for the construction of the greenhouse enclosure (subject to final agreement on pricing).

●	In August 2019, the Company submitted an amended provisional patent application for its Structure Technology that reflects the “engineered solution” and related technology and intellectual property developed by the Company through the testing and verification process with FabriTec and the Company’s other architectural, engineering and technical consultants.

●	On March 6, 2020, a New International Patent Application No. PCT/CA2020/050302 Priority Claim United States 62/815, 131 was filed. The Company’s IP can be adapted to a multitude of crops and required growing conditions where exacting environmental control and pharma grade equivalent cleanliness and processes are required to meet the highest cultivation standards.

●	On April 22, 2021, the Company terminated its agreement with PharmHaus, its initial exclusive Independent Operator, as PharmHaus failed to demonstrate the business wherewithal to serve in its capacity as an exclusive Independent Operator.

●	The Company has substantially finalized the final design and engineering drawings for the AgriFORCE grow house.

●	On November 30, 2021, the Company signed an offtake agreement with Humboldt Bliss, Ltd., a Barbadian limited company (“Humboldt”). Under the terms of the contract, AgriFORCE is responsible for constructing its proprietary facility and providing the full Standard Operating Procedures (SOPs) of the AgriFORCE Grow House and Humboldt is responsible for securing the project’s land as well as operating the facility. Upon production, Humboldt has committed to remit an IP licensing, management services and equipment leasing fee to AgriFORCE for up to 14,300 pounds (6,500 kgs) of high value medical and agricultural crops per year. David Welch, a director of the Company, owns a controlling interest in Humboldt am dos this a related party. Mr. Welch recused himself from the final deliberation and approval of the agreement by the board.

●	On February 18, 2022, the Company signed a license agreement with Radical Clean Solutions Ltd (“Radical”), a New York corporation that has development an advanced product line consisting of “smart hydroxyl generation systems” focused on numerous industry verticals that is proven to eliminate 99.99+% of all pathogens, virus, mold, volatile organic compounds (VOCs) and allergy triggers, to commercialize their new proprietary hydroxyl generating devices within the controller environment agriculture (“CEA”) and food manufacturing industries. The patent pending system seeks out and destroys both airborne and surface-based mold, bacteria, virus, odorous and volatile organic compounds and allergy triggers, as well as other pathogens and pollutants in real-time. The license grants the rights to AgriFORCE in perpetuity as well as joint patent ownership rights for CEA.

Debt Financing

July 2022 Debt Financing

On June 30, 2022, AgriForce Growing Systems, Ltd. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with two institutional investors (“Investors”) with an initial purchase of $14.025 million principal amount of debentures (“Debentures”) and accompanying warrants (“Warrants”) and up to an additional $33 million principal amount of Debentures and accompanying Warrants. Under the SPA, the Company expects to receive an initial amount of $12.75 million (gross of fees which will be deducted from that amount) on July 6, 2022 and has the right to receive up to an additional aggregate of $33.0 million at the discretion of each of the purchasers hereunder (the “Investors”), in one or multiple tranches, subject to certain conditions, at then-current market prices in minimum tranches of $5 million each. The SPA contains industry standard representations and warranties and negative covenants, including, but not limited to, limitations upon the amounts of indebtedness and other securities which may be incurred and issued by the Company under certain circumstances as set forth in the SPA.

The initial conversion price of the Debentures is $2.22 per share. The Debentures are due in 2.5 years from June 30, 2022, which may be extended for an additional six month period by the Company by paying, at the end of the 18th month of the term of the Debentures, six months of interest at the rate of 8% per annum. The Debentures are subject to a 10% original issue discount and bear interest at 5% for the first 12 months, 6% for the next 12 months and 8% until maturity. The Debentures amortize over a 25 month period commencing on September 1, 2022, and the monthly amortization of the Debentures are payable in cash only for the first 12 months of amortizations and in cash or stock thereafter at the option of the Company. Once the monthly amortizations are payable in cash or stock, the Company can only elect to pay the monthly amortization in stock if certain equity conditions, as set forth in the Debentures, are met, which include, but are not limited to, for each Trading Day in a period of 20 consecutive Trading Days prior to the applicable date in question, the daily trading volume for the Common Stock on the principal Trading Market exceeds $1,000,000 per Trading Day, the Company is not in default of any of its obligations under the Debentures, there is an effective registration statement for the resale of shares issuable under the Debentures, and the Company is in compliance with all Nasdaq listing requirements. The Debentures contain commercially standard events of default and covenants and the like.

In addition, the Investors have received 3.5-year Warrants with 65% warrant coverage at an initial exercise price of $2.442 per share, subject to customary adjustments, including a price ratchet (to the price of the new issuance) if it issues its common shares at a price less than the then in effect exercise price and are subject to standard pro rata dilution for reverse stock splits and the like. The Debentures have the same dilution protection as the Warrants.

Both the Debentures and Warrants contain exercise limitations upon an Investor beneficially owning more than either 4.99% or 9.99% of the Company’s common shares and also contain caps upon the total amount of common shares issuable upon conversion of the Debentures and exercise of the Warrants of 19.9% of the issued and outstanding shares of the Company at the time of the closing of the transactions, until shareholder approval of both the financing transaction, including all subsequent tranches of the financing, and the Delphy acquisition are received, consistent with Nasdaq rules.

The Company has entered into a Registration Rights Agreement with the Investors to register the shares issuable upon conversion of the Debentures and exercise of the Warrants with a registration statement to be filed on Form S-1 no later than 30 days from June 30, 2022 (or any subsequent closing) and effective no later than 60 days from June 30, 2022 (or the date of any subsequent closing; or 90 days, if there is full SEC review). Penalties for missing those deadlines are equal to 2% of the subscription amount per month up to 10% of the subscription amount.

The Company’s subsidiaries have also entered into subsidiary guarantees pursuant to which each guarantees the performance of the Company of its obligations under the SPA and related instruments. Each of the officers and directors has also entered into a lockup agreement to not sell any common shares of the Company owned by each such person for one year from June 30, 2022 (subject to the ability to sell shares received by each as the result of an employment agreement at any time, which ability to sell shares commences on January 1, 2023).

All of the Debentures and Warrants sold under the SPA are sold in private placement transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

On January 17, 2023, the two investors in the initial transaction purchased an additional $5,076,923.08 principal amount of Notes and 2,661,289 Warrants. At the same time the initial conversion price of the Notes and exercise price of the Warrants was reduced to $1.24.

Micropropagation Laboratories

The Company has undertaken the steps described below in connection with the design and deployment of the Company’s micropropagation laboratories. These laboratories are expected to be deployed at the Company’s AgriFORCE grow houses. However, the Company has identified a business opportunity to build out an existing warehouse facility in collaboration with a wholly owned subsidiary of Deroose Plants N.V., to be established in the United States. The Company’s previous potential arrangement with an existing micropropagation lab which required additional capacity fell through as commercial terms could not be agreed. The advantage of the Company for pursuing this opportunity is that it enables the Company to achieve initial revenues in advance of incurring the full construction expenditure required for the initial AgriFORCE grow houses, thereby providing internally generated funding for the Company’s expenditures and tests of the micropropagation process with the selected crops:

●	the Company has completed the evaluation of options for construction of the micropropagation facility;

●	the Company has completed the determination of the most suitable low capital expenditure option providing flexibility;

●	acquired in-house expertise through Dr. Laila Benkrima, the Company’s Chief Scientific Officer, who has a PhD from the University of Paris in horticulture with a specialization in tissue culture and the hybridization and selection of plant varietals; and Deroose plants;

●	completed the design of full facility and equipment scope and layout;

●	identified potential vendors and received final quotations; and

●	research and preparation for permitting and licensing requirements.

The Company is currently working with Deroose Plants N.V. management to select a lab location and plan the commercialization of its future micropropagation operation. Concurrently, the Company is engaging in discussions with respect to the commercial arrangement of providing micropropagation services for another micropropagation lab’s excess volume requirements as well as exploring opportunities to provide such services to potential customers.

Intellectual Property

The Company’s intellectual property rights are important to its business. In accordance with industry practice, the Company protects its proprietary products, technology and its competitive advantage through a combination of contractual provisions and trade secret, copyright and trademark laws in Canada, the United States and in other jurisdictions in which it conducts its business. The Company also has confidentiality agreements, assignment agreements and license agreements with employees and third parties, which limit access to and use of its intellectual property.

Patent Applications

Date filed or Information received	Registration Date	Title	Patent Application #	Country	Status	Expiry, renewal, submission Date	Applicant
26-Aug-2020		AUTOMATED GROWING SYSTEMS	2001/2096	Barbados	Pending	26-Aug-2022	AGRIFORCE GROWING SYSTEMS LTD.
26-Aug-2020		AUTOMATED GROWING SYSTEMS	3151492	Canada	Pending	26-Aug-2022	AGRIFORCE GROWING SYSTEMS LTD.
26-Aug-2020		AUTOMATED GROWING SYSTEMS	202080073940.7	China	Pending	26-Aug-2022	AGRIFORCE GROWING SYSTEMS LTD.
26-Aug-2020		AUTOMATED GROWING SYSTEMS	20858811.1	European Patent Office	Pending	31-Aug-2022	AGRIFORCE GROWING SYSTEMS LTD.
26-Aug-2020		AUTOMATED GROWING SYSTEMS	PCT/CA2020/051161	Patent Cooperation Treaty	Pending		AGRIFORCE GROWING SYSTEMS LTD.
26-Aug-2020		AUTOMATED GROWING SYSTEMS	TT/A/2022/00024	Trinidad and Tobago	Pending	26-Aug-2022	AGRIFORCE GROWING SYSTEMS LTD.
26-Aug-2020		AUTOMATED GROWING SYSTEMS	17/638668	United States	Pending		AGRIFORCE GROWING SYSTEMS LTD.
06-Mar-2020		STRUCTURES FOR GROWING PLANTS	17/436275	United States	Pending	06-Oct-2022	AGRIFORCE GROWING SYSTEMS LTD.
06-Mar-2020		“STRUCTURES FOR GROWING	2001/2057	Barbados	Pending	06-Mar-2023	AGRIFORCE GROWING SYSTEMS LTD.
06-Mar-2020	07-Jun-2022	PLANTS”	3132672	Canada	Granted	06-Mar-2023	AGRIFORCE GROWING SYSTEMS LTD.
06-Mar-2020		“STRUCTURES FOR GROWING	CN202080033944.2	China	Pending		AGRIFORCE GROWING SYSTEMS LTD.
06-Mar-2020		PLANTS”	20765629.9	European Patent Office	Pending	31-Mar-2023	AGRIFORCE GROWING SYSTEMS LTD.
06-Mar-2020		“STRUCTURES FOR GROWING	PCT/CA2020/050302	Patent Cooperation Treaty	Pending		AGRIFORCE GROWING SYSTEMS LTD.
06-Mar-2020		PLANTS”	TT/A/2021/00093	Trinidad and Tobago	Pending	06-Mar-2023	AGRIFORCE GROWING SYSTEMS LTD.

NOTE ADD MANNA PATENT

Trademarks

Date filed or Information received	Registration Date	Title	Patent Application #	Registration #	Country	Status	Expiry, renewal, submission Date	Applicant
26-Nov-2019		AGRIFORCE	1997835		Canada	Application filed		AGRIFORCE GROWING SYSTEMS LTD.
22-May-2020	18-Sep-2020	AGRIFORCE	018243244	018243244	European Union Intellectual Property Office	Registered	22-May-2030	AGRIFORCE GROWING SYSTEMS LTD.
22-May-2020	18-Sep-2020	AGRIFORCE	UK00918243244	UK00918243244	United Kingdom	Registered	22-May-2030	AGRIFORCE GROWING SYSTEMS LTD.
20-Jul-2022		AWAKENED GRAINS	2198964		Canada	TM Application filed	20-Jan-2023	AGRIFORCE GROWING SYSTEMS LTD.
06-Jul-2022		C2F	2196090		Canada	TM Application filed	06-Jan-2023	AGRIFORCE GROWING SYSTEMS LTD.
08-Jul-2022		C2F	97/495313		United States	Application filed		AGRIFORCE GROWING SYSTEMS LTD.
01-Mar-2019		CANIVATE	1949210		Canada	TM Application filed		AGRIFORCE GROWING SYSTEMS LTD.
30-Aug-2019	30-Aug-2019	CANIVATE	1494234	1494234	Madrid Protocol (TM)	Registered	10-Nov-2026	AGRIFORCE GROWING SYSTEMS LTD.
30-Aug-2019	30-Aug-2019	CANIVATE	UK00801494234	UK00801494234	United Kingdom	Registered	30-Aug-2029	AGRIFORCE GROWING SYSTEMS LTD.
30-Aug-2019	10-Nov-2020	CANIVATE	79/270262	6191972	United States	Registered	10-Nov-2026	AGRIFORCE GROWING SYSTEMS LTD.
07-Aug-2020		FORCEFILM	2044675		Canada	TM Application filed		AGRIFORCE GROWING SYSTEMS LTD.
04-Feb-2021	21-Jun-2021	FORCEFILM	018389838	018389838	European Union Intellectual Property Office	Registered	04-Feb-2031	AGRIFORCE GROWING SYSTEMS LTD.
24-Jan-2019		PLANET LOVE	1942554		Canada	Approved		AGRIFORCE GROWING SYSTEMS LTD.
24-Jul-2019	25-Jul-2019	PLANET LOVE	1942554	1504091	Madrid Protocol (TM)	Registered	17-Nov-2026	AGRIFORCE GROWING SYSTEMS LTD.
24-Jul-2019	25-Jul-2019	PLANET LOVE	UK00801942554	UK00801504091	United Kingdom	Registered	24-Jul-2029	AGRIFORCE GROWING SYSTEMS LTD.
24-Jul-2019	17-Nov-2020	PLANET LOVE	79/274347	6197554	United States	Registered	17-Nov-2026	AGRIFORCE GROWING SYSTEMS LTD.
01-Mar-2019		THE CANIVATE WAY	1949209		Canada	TM Application filed		AGRIFORCE GROWING SYSTEMS LTD.
30-Aug-2019	30-Aug-2019	THE CANIVATE WAY	1494231	1494231	Madrid Protocol (TM)	Registered	27-Oct-2026	AGRIFORCE GROWING SYSTEMS LTD.
30-Aug-2019	30-Aug-2019	THE CANIVATE WAY	UK00801494231	UK00801494231	United Kingdom	Registered	30-Aug-2029	AGRIFORCE GROWING SYSTEMS LTD.
30-Aug-2019	27-Oct-2020	THE CANIVATE WAY	79/270261	6182017	United States	Registered		AGRIFORCE GROWING SYSTEMS LTD.
18-Aug-2021		UN(THINK)	2127781		Canada	TM Application filed		AGRIFORCE GROWING SYSTEMS LTD.
06-Oct-2021	25-Feb-2022	UN(THINK)	018572674	018572674	European Union Intellectual Property Office	Application filed	06-Oct-2031	AGRIFORCE GROWING SYSTEMS LTD.
18-Feb-2022		UN(THINK)	1669126		Madrid Protocol (TM)	Pending		AGRIFORCE GROWING SYSTEMS LTD.
23-Aug-2021		UN(THINK)	90/897689		United States	Application filed		AGRIFORCE GROWING SYSTEMS LTD.

Our Competitive Conditions

Both indoor and greenhouse growing facilities have come to the forefront in recent years. With the advent of new business opportunities and the necessity and demand for increasing efficiency and yields, the facility design for both indoor and greenhouse has been significantly improved through advancing technologies and operational procedures, even more importantly in hybrid facility environments.

In recent decades, the greenhouse industry has been transforming from small scale facilities used primarily for research and aesthetic purposes (i.e. botanic gardens) to significantly more large-scale facilities that compete directly with land-based conventional food and ornamental plant production. While indoor growing allows production throughout the year and in most geographical locations, the energy used for lighting and climate control is costly while those systems are critical to the success, efficiency and yield of the operation. In large part due to the recent improvements in growing technology, the industry is witnessing a blossoming like no time before. Greenhouses today are increasingly emerging that are large-scale, capital-infused, more resource conscientious and urban-centered.

A major part of this recent transformation in the greenhouse industry has been the rise of a technology-infused Smart Greenhouse Market. Smart Greenhouses feature new levels of technology and automated control systems that allow for further optimization of growing conditions. These technologies include LED grow-lights that provide energy efficient supplemental lighting during cloudy conditions and at night, as well as an array of smart sensors that can detect issues with plants or the growing environment as they arise and trigger responses from different control systems.

No matter the country or region, one universal trend is that modern greenhouses are being built closer to metropolitan areas and large transportation hubs. One reason for this shift is to locate greenhouses closer to universities where research opportunities and skilled labor abound. As greenhouses become more tech-heavy, having this proximity to research institutions is expected to be an important factor in location.

As the market has grown dramatically, it has also experienced clear trends in recent years. Modern greenhouses are becoming increasingly tech-intensive, using LED lights and automated control systems to tailor optimal growing environments. Successful greenhouse companies are scaling significantly and locating their growing facilities near urban hubs to capitalize on the ever-increasing demand for local (sustainable, conscientious, nutritious) food, no matter the season. To accomplish these feats, the greenhouse industry is also becoming increasingly capital-infused, using venture funding and other sources to build out the infrastructure necessary to compete in the current market.

As the smart greenhouse market continues to expand, new technologies are also coming online that are expected to shape the future of production. Like before, many of these technologies are being developed for the greenhouse industry in particular. However, perhaps recently more than ever, innovation is also coming from other sectors. From artificial intelligence to Solar PV, new technologies from a wide range of industries are now finding their way into the modern greenhouse.

Past and current deficiencies with indoor farming in general have already signaled two important messages. First, there is logical reasoning to support the argument that indoor agriculture may become the norm and play a vital role to our current food (water intensive, non-grain) landscape. It will not be an easy journey, but the industry is growing and evolving at a fascinating speed. Second, technology advancements play a key role in leading the industry to continue to mature and reach greater efficiencies, production, and profitability.

As the global population continues to grow, and resources like land and water become more restricted, greenhouse (and hybrid) farming are expected to be a dominant contributor for feeding global population that is just as important as land-based farming.

As a whole, the solutions provided to the agriculture industry have been driven by the integration of disparate components predominately lead by the client / farmer, major greenhouse vendors such as Kubo, Van der Hoeven, Certhon and Havecon or by major automation vendors such as Codema Systems or Ridder Group. This has resulted in fragmentation and sub-optimal IP that has not been fully integrated in a form as the Company is endeavoring to provide. Additionally, many solutions often are an amalgamation of disparate parts and vendors that are not necessarily optimized for a particular crop. In the indoor growing space, this is even more pronounced as the facility is often a simple warehouse which is in and of itself suboptimal and the draw backs are more pronounced. Often the integration is led by the cultivators themselves, who often do not possess the necessary skills to effectively manage such a process or it is led by one of the main vendors.

Technology

The future: hardware, software, & plant physiology

Currently innovation is steered by three main drivers: in-house development within companies, technology providers, and “cross-industry pollination”. New and upcoming companies have great potential to create innovative products. When companies showcase how their innovative technology can be applied, other companies can either adapt or further develop these ideas. There are also technology providers who specialize in specific areas of Ag-Tech. Through cross-industry pollination, we can acquire existing technology from other industries for use in greenhouse application.

Lighting/materials

Energy costs—primarily associated with lighting—are of major significance in the operation of a greenhouse facility. Lighting is a critical component for growing plants in fully closed environments because it is the primary energy input used by plants for photosynthesis. Light-emitting diodes (LEDs) were first adopted for indoor growing in the 1970s to supplement natural sunlight more efficiently than previously used incandescent bulbs. With the advancement of LED technology, the cost has dropped significantly over the last 10 years—specifically, LED lighting costs have halved, while their efficacy, or light energy, has more than doubled. We can expect costs to continue to drop as technology develops and this trend continues. Additionally, precise control of lighting can enable the discovery and dissemination of reproducible “light recipes” that are tailored to crops specifically grown indoors. These light recipes are being developed and used by cultivators to manipulate how plants grow, what they taste like, and their nutrient composition.

In addition to lighting, improvements related to materials can also help further efficiency. Companies like Soliculture, are paving the way for a revolution of greenhouse materials. Their LUMO solar panel contains a low density of silicon photovoltaic (PV) strips arranged with space in between to allow light to transmit between the strips. A thin layer of luminescent material is adhered to the backside of the glass, enhancing light quality by converting green light to red light. Red light has the highest efficiency for photosynthesis in plants, and therefore this optimized light spectrum increases yield faster maturation rate, and has proven to contribute to more disease resistant plants.

Data/AI

AI is expected to grow significantly in the coming years, where humans are certainly not obsolete but essential in leading innovation to significantly enhance results. AI-powered tools are gaining popularity across several industries including agriculture. In the future, we expect AI to be used in operations by means of automation and for predictive analytics.

Robots are increasingly replacing humans as we see more fully automated operations. Robots excel at repetitive, precision mundane tasks such as seeding, weeding, and harvesting. Start-up Iron Ox uses robots every step of the way from seed to harvest.

This allows allocation of resources elsewhere to focus on their overall production. Robotics also reduce labor costs while increasing efficiency. Currently farming is facing a labor shortage for reasons ranging from immigration policy to a lack of desire to work in the industry. Robots can help fill in the gaps in missing labor.

AI and machine learning technologies are developed to integrate and deliver more precise control of comprehensive growing operations. Ag-Tech company, Autogrow, provides intelligent automation systems including pH sensors, irrigation, and climate control products. Both hardware and software are improving to become more analytical and help detect and solve problems such as pest management, nutrient solution maintenance, and disease prevention.

Automation is expected to become more feasible and available as AI technology improves and becomes less expensive. Reduced labor costs should allow product prices to decrease, making local food more accessible.

Biological Development

While improved environmental control and cultivation practices is expected to lead to greater crop yields, biological alterations can more specifically tailor plants to growing environments and consumer needs. Indoor growing environments and processing facilities reduce the need for plant traits which provide stability in the face of environmental fluctuations, pests, pathogens, and post-harvest injury. New plant breeding techniques and genome-editing technologies such as CRISPR/Cas9 can be used to promote new plant traits focused on rapid plant growth, performance in low-light environments, plant stature, nutrition, and flavor. Coupling heightened environmental control with biological control also opens the door for variable gene expression under different growing conditions. This could lead to crop varieties that are distinct from their outdoor counterparts for new culinary applications and create unique markets for produce grown indoors.

Industrial synergies

With the rise of abundant tech providers and cross-disciplinary innovators, we can expect collaboration and knowledge sharing to become more common. In addition to delivering more effective indoor growing technologies, collaboration may also substantiate partnerships between companies which reduce their ecological footprints. For instance, co-locating greenhouses with industrial power plants can divert carbon dioxide and heat—by products of combustion—from the atmosphere to crops for photosynthesis enhancement and climate control. Furthermore, composted food waste may be diverted from landfills to fertilize crops in soil-based greenhouses. In the other direction, transparent solar panels may enable greenhouses to become net producers of energy to supply nearby buildings without sacrificing crop performance.

New technologies and ideas are expected to better integrate agricultural businesses with the world around them, helping urban and industrial communities become more productive and sustainable.

Innovation in technology and practice are believed to be the key drivers of new developments in indoor and greenhouse ag businesses. While these developments may be diverse and multidimensional, their effects are expected to be focused on improvements to the potential scale and efficiency of, and quality of food from, indoor agriculture. Following the greenhouse’s historical trajectory, we believe it is safe to assume its relevance to global food systems may continue to expand as we progress into the future.

Competitor Comparison

The Company believes that it has no direct competitors who provide a proprietary facility design and automated grow system as well as a system of operational processes designed to optimize the performance of the Company’s grow houses. On a broader basis, the competitive landscape includes greenhouse vendors, agriculture systems providers, automated grow system vendors, and system/solutions consultants.

Competitive Differentiation

The Company believes it has developed one of the world’s most technologically advanced indoor agriculture systems by focusing on competitive differentiators to deliver vastly improved results beyond conventional indoor approaches. By conceiving new IP, as well as utilizing tried trued tested existing Ag-Tech and Bio-Tech solutions, the Company delivers integrated unique architectural design, intelligent automation and advanced growing processes to create precisely controlled growing environments optimized for each nominated crop variety. These precision ecosystems should enable the Company to cost-effectively produce the cleanest, greenest and most flavorful produce, as well as consistent medical-grade plant-based nutraceuticals and pharmaceuticals, available. The key points of differentiation are as follows:

Crops		Ops

●	Optimized genetics through advanced tissue culture and micropropagation.	●	Advanced propagation/cultivation/harvest SOP’s.
●	Higher yields.	●	Minimal workforce.
●	Improved nutrition/efficacy values.	●	Enhanced automation.
●	Lower production costs.	●	Substantive capital, resource, and operational savings.
●	Patents, future pending and provisional.	●	Reduced ecological impacts.
		●	Trade-marks, EU registered and Canada + US pending.
		●	Patents, pending and provisional.

Facilities		Systems		Environment
●	High-tech high efficiency building envelope.	●	IoT to AI integrated facility/systems controls.	●	High efficiency climate control equipment.
●	Proprietary building engineering and materials.	●	Critical sensing and monitoring interface equipment.	●	Micro-climate delivery materials and systems.
●	Natural sunlight, indoors.	●	Advanced Ag-tech Automated Grow Systems.	●	Automated chronological/meteorological/biological integrated controls.
●	Proprietary supplemental grow lighting. Dynamic foam solar gain control. Significantly reduced utility demands. Alternative clean energy sourcing. Green Building Initiative/Green Globe certification. Patents, pending and provisional.	●	Proprietary high efficiency grow channels.	●	Sealed environment.

Employees

As of February 9, 2023, the Company has 15 employees and three consultants. The Company also relies on consultants and contractors to conduct its operations. The Company anticipates hiring additional employees to support its planned activities.

Operations

The Company primary operating activities are in California. The Company’s head office is located in Vancouver, British Columbia, Canada with a second office opening in the Rotterdam, Netherlands. The Company intends to open a project office near Coachella, CA. The Company also plans to construct its initial micropropagation laboratories and its initial AgriFORCE grow houses in the State of California.

Description of Property

The Company currently leases office space at 2233 Colombia Street, Suite 300, Vancouver, B.C., V5Y 0M6 as its principal office. The Company believes the office is in good condition and satisfy its current operational requirements. The Company also leases an office space at Weena 505 Rotterdam, Netherlands

Litigation

We are subject to the legal proceeding and claims described in detail in “Note 16. Commitments and Contingencies” to the audited financial statements included in this filing. Although the results of litigation and claims cannot be predicted with certainty, as of the date of this filing, we do not believe the outcome of such legal proceeding and claims, if determined adversely to us, would be reasonably expected to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Directors, Executive Officers and Corporate Governance

Name	Age	Position	Served Since
Ingo W. Mueller	56	Chairman, Director, Chief Executive Officer	December 2017
			July 2018
William J. Meekison	57	Director, Audit Committee, Compensation Committee	June 2019
David Welch	40	Director, Nominating and Governance Committee	June 2019
Richard Levychin	63	Director, Audit Committee Chair, Nominating and Governance Committee, Compensation Committee	July 2021
Amy Griffith	49	Director, Audit Committee, Compensation Committee Chair, Nominating and Governance Committee	July 2021
Richard S. Wong	57	Chief Financial Officer	October 2018
Troy T. McClellan	60	President, AgriFORCE Solutions	February 2018
Mauro Pennella	56	Chief Marketing Officer and President AgriFORCE Brands division.	July 2021
Dr. Laila Benkrima	59	Chief Scientist	May 2018

*Donald Nicholson resigned as Director and Chairman of the Board effective September 24, 2021. Ingo Mueller was appointed as Chairman of the Board effective September 24, 2021.

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the Board of Directors following the annual meeting of shareholders and until their successors have been elected and qualified.

Ingo Wilhelm Mueller – Chairman, Director and Chief Executive Officer

Mr. Mueller has been involved in the finance and advisory business for the past 25 years having been involved in the financing of companies and projects. Mr. Mueller is the founder and currently the CEO of the Company since inception and has been responsible for the development of the Company’s intellectual property, business model and financing. He is full time with the Company. He is also currently the CEO of St. George Capital Corp. (since 1998), doing business as Capital Fusion Group, a private financial advisory firm. Mr. Mueller was Chairman and CEO of International Coal Company Ltd. from 2008-2010 before it was sold to London Mining plc, after which Mr. Mueller was named Chairman and CEO of London Mining Colombia Ltd. (2010 to 2012). Mr. Mueller was also the CEO and Chairman of WIGU City Edutainment Centers Plc (2014 to 2017). Mr. Mueller has a Bachelor Commerce (major in Finance and minor in Urban Land Economics) from the University of British Columbia. The Board has determined that Mr. Mueller is suited to serve on the Board due to his long standing involvement in the financial community. Mr. Mueller was appointed as the Chairman of the Board effective September 24, 2021.

David Welch, Director, Nominating and Governance Committee

Mr. Welch is the founding partner at D|R Welch Law, a law firm in Los Angeles, California for which he has been employed full time for the past five years.. He has a broad base of experience in representing clients in the areas of litigation, corporate governance and financing, intellectual property and regulatory advisement and defense. Mr. Welch also focuses on complex commercial transactions and finance. Mr. Welch obtained his Juris Doctorate degree from Loyola Law School and received his Bachelor of Arts in Political Science from the California State University, Fullerton. He is a member of the Los Angeles County and American Bar Associations. He is suited to serve as a director due to his long standing experience in intellectual property.

William John Meekison, Director, Audit Committee, Compensation Committee

Mr. Meekison is a career Chief Financial Officer and former investment banker. He has spent the last fifteen years serving in a variety of executive management and CFO roles with both private and public companies, currently as the CFO and Director of Exro Technologies Inc. (since October 2017), a technology company that creates energy management system, and CFO and Director of ArcWest Exploration Inc. (since December 2010), a mining exploration company in British Columbia. He is currently on the board of directors of Pike Mountain Minerals Inc. (since July 2018) and Quest Pharmatech Inc. (since November 2017). Prior to his position at Exro Technologies Inc., Mr. Meekison spent fifteen years in corporate finance with a focus on raising equity capital for North American technology companies, including nine years at Haywood Securities Inc. Mr. Meekison received his Bachelor of Arts from the University of British Columbia and is a Chartered Professional Accountant, Professional Logistician and Certified Investment Manager. He is suited to serve as a director due to his long time experience as a CFO.

Richard Levychin, Director, Audit Committee Chair, Nominating and Governance Committee, Compensation Committee

Richard Levychin, CPA, CGMA, is a Partner in Galleros Robinson’s Commercial Audit and Assurance practice where he focuses on both privately and publicly held companies. Prior to taking this position in October 2018, Richard was the managing partner of KBL, LLP, a PCAOB certified independent registered accounting firm, since 1994. Mr. Levychin has over 25 years of accounting, auditing, business advisory services and tax experience working with both privately owned and public entities in various industries including media, entertainment, real estate, manufacturing, not-for-profit, technology, retail, technology, and professional services. His experience also includes expertise with SEC filings, initial public offerings, and compliance with regulatory bodies. As a business adviser, he advises companies, helping them to identify and define their business and financial objectives, and then provides them with the on-going personal attention necessary to help them achieve their established goals. Mr. Levychin is well suited to serve on our Board due to his decades of experience as the managing partner of a PCAOB certified independent registered accounting firm, which included decades of expertise with SEC filings and initial public offerings.

Amy Griffith, Director, Audit Committee, Compensation Committee Chair, Nominating and Governance Committee

Amy Griffith, is Wells Fargo’s State & Local Government Relations Senior Leader for the Keystone Region encompassing Pennsylvania, Delaware and West Virginia. She was recruited to Wells Fargo’s Government Relations and Public Policy team in 2019. In this role, Griffith leads Wells Fargo’s legislative and political agenda in her region and manages relationships with a state and local policymakers and community stakeholders. From 2008-2019, Griffith led government relations for sixteen states in the Eastern United States for TIAA for over a decade. Prior to that, she worked in the aerospace, high tech, education, private and public sectors, and has managed multiple high-profile political campaigns at the local, state and national level. Griffith is active in her community and has co-chaired The Baldwin School Golf Outing to raise funds for girls’ athletics programs. She is a graduate of Gwynedd-Mercy College and holds a Bachelor of Arts in History. Ms. Griffith is well qualified to serve as a director due to her significant experience in government relations and politics and years of experience working with companies in both the private and public sectors.

Richard Wong, Chief Financial Officer

Mr. Wong, who works full time for the Company, has over 25 years of experience in both start-up and public companies in the consumer goods, agricultural goods, manufacturing, and forest industries. Prior to joining the Company in 2018, he was a partner in First Choice Capital Advisors from 2008-2016 and a partner in Lighthouse Advisors Ltd. from 2016-2018. Mr. Wong has also served as the CFO of Emerald Harvest Co., Dan-D Foods, Ltd., and was the Director of Finance and CFO of SUGOI Performance Apparel and had served positions at Canfor, Canadian Pacific & other Fortune 1000 companies. Mr. Wong is a Chartered Professional Accountant, and a member since 1999. Mr. Wong has a Diploma in Technology and Financial Management from the British Columbia Institute of Technology.

Troy McClellan, President AgriFORCE Solutions

Mr. McClellan, who works full time for the Company, has focused on innovative design and construction technologies throughout his career. Most recently, he was V.P. of Design and Development at WIGU City from 2015-2018, at which time he joined the Company. Mr. McClellan was the VP Design and Development of MGM Macau. Previously, he was a Project Manager at Wynn Design & Development and a Design Manager at Universal Studios (Japan). Mr. McClellan is a registered professional architect and received his Master’s Degree in Architecture from Montana State University.

Mauro Pennella, Chief Marketing Officer and President, AgriFORCE Brands

Mr. Pennella, who works full time for the Company, is a consumer products veteran with more than 30 years of experience in the consumer-packaged goods industry. From May 2018 until January 2021, he was Chief Growth & Sustainability Officer at McCain Foods, a Canadian multinational frozen food company. In that role, he was responsible for global marketing, sales, research and development (R&D) and sustainability. From October 2014 to April 2018, Mr. Pennella served as the President, International of Combe Incorporated, a personal care products company where he oversaw the international division, R&D and the internal advertising agency. He was also a member of the Executive Committee at Combe Incorporated, where he was responsible for the P&L - overseeing eight subsidiaries with more than 100 employees around the world. Prior to that, Mr. Pennella led the Retail and International businesses at Conagra’s Lamb Weston division and developed his career at Diageo and Procter & Gamble. Mr. Pennella received a Master of Business from Audencia, a premier European business school, as well as an M.A.B.A. in Marketing and Finance from The Ohio State University Fisher College of Business.

Dr. Laila Benkrima, Chief Scientist

Dr. Benkrima, who consults part-time for the Company, holds a PhD from the University of Paris in horticulture with a specialization in tissue culture and the hybridization and selection of plant varietals. Her employment history includes Inflazyme Pharmaceuticals, the University of British Columbia, and Celex Laboratory.

Corporate Governance

The business and affairs of our Company are managed under the direction of the Board of Directors.

Term of Office

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve until the Company requires them to be replaced.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. We are not yet listed on NASDAQ, and although we use its definition of “independence,” its rules are inapplicable to us until such time as we become listed on NASDAQ. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of our Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of our Company;

●	the director or a family member of the director accepted any compensation from our Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of our Company;

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which our Company made, or from which our Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of our Company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of our Company’s outside auditor, or at any time during the past three years was a partner or employee of our Company’s outside auditor, and who worked on our Company’s audit.

Under the following three NASDAQ director independence rules a director is not considered independent: (a) NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation, (b) NASDAQ Rule 5605(a)(2)(B), a director is not consider independent if he or she accepted any compensation from our Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, and (c) NASDAQ Rule 5605(a)(2)(D), a director is not considered to be independent if he or she is a partner in, or a controlling shareholder or an executive officer of, any organization to which our Company made, or from which our Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000. Under such definitions, we have four independent directors.

Family Relationships

There are no family relationships among any of the directors and executive officers, with the exception of Donald Nicholson and Ingo Mueller, as Mr. Nicholson is the stepfather of the Mr. Mueller, although they do not live in the same household. Mr. Nicholson resigned as Chairman and Director of the Board effective September 24, 2021.

Board Committees

Our Board has established the following three standing committees: audit committee; compensation committee; and nominating and governance committee, or nominating committee. Our board of directors has adopted written charters for each of these committees. Copies of the charters will be available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our Audit Committee is comprised of at least three individuals, each of whom are independent director and at least one of whom will be an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our audit committee is currently comprised of Richard Levychin, John Meekison and Amy Griffith, who are independent, and Mr. Levychin is our financial expert.

Our Audit Committee will oversee our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee will have a charter (which will be reviewed annually) and perform several functions. The Audit Committee will:

●	evaluate the independence and performance of, and assess the qualifications of, our independent auditor and engage such independent auditor;

●	approve the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approve in advance any non-audit service to be provided by our independent auditor;

●	monitor the independence of our independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	review the financial statements to be included in our future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and review with management and our independent auditor the results of the annual audit and reviews of our quarterly financial statements; and

●	oversee all aspects our systems of internal accounting control and corporate governance functions on behalf of the Board of Directors.

Compensation Committee

Our Compensation Committee comprises of at least three individuals, each of whom will be an independent director, Our Compensation committee is currently comprised of Amy Griffith (Chair), Richard Levychin and John Meekison and who are independent.

The Compensation Committee will review or recommend the compensation arrangements for our management and employees and also assist our Board of Directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee will have a charter (which will be reviewed annually) and perform several functions.

The Compensation Committee will have the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of at least three individuals, each of whom will be an independent director. Currently Amy Griffith, Richard Levychin and David Welch are members of the committee.

The NC&G Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board of Directors for consideration. This committee also has the authority to oversee the hiring of potential executive positions in our Company. The NC&G Committee also has a charter, which is to be reviewed annually.

The executive compensation for the year ended December 31, 2022, has not yet been audited. The table below may be adjusted in future filings once an audit is complete. Management does not believe any material differences exist in the numbers presented.

Name & Principal Position	Year	Salary	Bonus		Share-Based Awards	Option-Based Awards	All Other Compensation	Total Compensation
Ingo W. Mueller,	2022	392,464	375,718		359,881	6,866	1,741	1,136,670
Chief Executive Officer	2021	299,299	282,808		155,668	279,632	14,958	1,032,365
Richard S. Wong,	2022	295,216	134,696	[a]	86,456	28,831	1,741	546,940
Chief Financial Officer	2021	237,582	132,070		37,397	186,422	-	593,471
Troy T. McClellan,	2022	246,732	69,162	[b]	76,846	30,132	1,741	424,613
Vice President Design & Construction	2021	206,280	80,774		35,456	167,778	-	490,288
Mauro Pennella	2022	268,962	-		115,269	45,593	1,741	431,565
Chief Marketing Officer, President AgriFORCE Brands	2021	128,841	-		55,179	85,693	-	269,713

(a)	Bonus was paid out $101,022 in shares and $33,674 in cash.
(b)	Bonus was paid out $69,162 in shares

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The security ownership of certain beneficial owners and management and related stockholder matters table for the year ended December 31, 2022, has not yet been audited. The table below may be adjusted in future filings once an audit is complete. Management does not believe any material differences exist in the numbers presented.

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 9, 2023 by:

●	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;
●	each of our executive officers and directors; and
●	all of our executive officers and directors as a group.

	Common shares		Options Granted vested within 60 days of February 9, 2023	Warrants	Total	Percentage beneficially owned
Directors and Officers:
Ingo Mueller	1,060,083	[a]	169,592	-	1,229,675	6.7%
Richard Wong	130,244		77,980	-	208,224	1.1%
Troy McClellan	445,581		64,126	-	509,707	2.8%
Mauro Pennella	56,073		37,141	-	93,214	0.5%
John Meekison	43,208		30,405	-	73,613	0.4%
David Welch	52,450		26,459	-	78,909	0.4%
Amy Griffith	-		16,511	-	16,511	0.1%
Richard Levychin	-		16,511	-	16,511	0.1%
Total all officers and directors (8 persons)*	1,794,907		451,443		2,246,350	12.1%

5% or Greater Beneficial Owners
Ingo Mueller	1,060,083	[a]	169,592	-	1,229,675	6.7%
Arni Johannson	865,815	[b]	-		865,815	4.5%
Canadian Nexus Team Ventures Corp	583,278		-	317,243	900,521	4.9%

(a)	Includes (1) 60,757 common shares held by St. George Capital Corp. of which Mr. Mueller is the President, (2) 193,766 common shares held by 1071269 BC Ltd. of which Mr. Mueller is the sole owner, and (3) 14,532 common shares held by 1178196 BC Ltd. of which Mr. Mueller is an affiliate.
(b)	Includes 48,710 common shares held by Canadian Nexus Ventures Ltd. of which Mr. Johannson is the President.

Item 13. Certain Relationships and Related Transactions, and Director Independence

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-party transactions.” For purposes of our policy only, and not for purposes of required disclosure, which will be all related party transactions, even if less than $120,000, a “related-party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related party” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related party is any executive officer, director or a holder of more than five percent of our common shares, including any of their immediate family members and any entity owned or controlled by such persons.

At present, we have appointed three independent directors to the Nominating and Corporate Governance Committee. As a result, our Chief Financial Officer, Richard Wong, must present information regarding a proposed related-party transaction to the Nominating and Corporate Governance Committee. Under the policy, where a transaction has been identified as a related-party transaction, Mr. Wong must present information regarding the proposed related-party transaction to our Nominating and Corporate Governance Committee, once the same is established, for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related parties, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-party transactions in advance, we rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-party transactions, our Nominating and Corporate Governance Committee takes into account the relevant available facts and circumstances including, but not limited to:

●	whether the transaction was undertaken in the ordinary course of our business;

●	whether the related party transaction was initiated by us or the related party;

●	whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

●	the purpose of, and the potential benefits to us from the related party transaction;

●	the approximate dollar value of the amount involved in the related party transaction, particularly as it relates to the related party;

●	the related party’s interest in the related party transaction, and

●	any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.

The Nominating and Corporate Governance Committee shall then make a recommendation to the Board, which will determine whether or not to approve of the related party transaction, and if so, upon what terms and conditions. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Except as set forth below, we have not had any related party transactions, regardless of dollar amount:

As of December 31, 2022, $32,500 (December 31, 2021, $47,461) in total was owing to officers and directors or to companies owned by officers and directors of the Company for services and expenses. These amounts owing have been included in accounts payable and accrued liabilities.

During the year ended December 31, 2022 and 2021, the Company incurred $79,457 and $66,246, respectively, to our U.S. general counsel firm, D R Welch against legal services, a corporation controlled by a director of the Company. No shares were issued in the year ended December 31, 2022 (an aggregate of 13,158 shares were issued – December 31, 2021) to David Welch as part of the payment.

DESCRIPTION OF OUR SECURITIES

General

We have authorized unlimited common shares and preferred shares.

Common Shares

As of February 9, 2023, we had 18,146,154 common shares issued and outstanding.

Voting

The holders of the common shares are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meeting). There is no cumulative voting. The holders of common shares are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of common shares. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common shares.

Warrants

As of the date of this prospectus, the Company has issued and outstanding warrants to purchase 13,889,600 shares of the Company’s common stock on the terms set forth below.

Securities Class	Number	Expiry	Conversion feature

$7.50 Common Share Warrants Tranche 1	1,563,806	May 2, 2025	Each warrant entitles holder to purchase One common share within 5 years, and is accelerated to 30 days expiry when stock trades for a minimum of $11.40 for 10 consecutive days
$7.50 Common Share Warrants Tranche 2	982,259	May 10, 2025	Each warrant entitles holder to purchase One common share within 5 years, and is accelerated to 30 days expiry when stock trades for a minimum of $11.40 for 10 consecutive days
$6.00 Common Share Warrants from IPO	3,224,197	July 12, 2024	Each warrant entitles holder to purchase One common share within 5 years, and is accelerated to 30 days expiry when stock trades for a minimum of $11.40 for 10 consecutive days
Prefunded warrants	5,742,969	No expiry date	Each warrant entitles holder to convert one warrant into common share upon a Patent being issued and transferred to the Company. The warrants will vest in four equal amounts commencing on the date of issuance of the Patent.
Prefunded warrants	1,146,132	No expiry date	Each warrant entitles holder to convert one warrant into common share upon the closing of the Stronghold Power Systems Inc. land purchase
$1.24 Common Share Warrants from convertible debentures	4,106,418	December 31, 2025	Each warrant entitles holder to purchase One common share within 42 months of the issuance date of the warrant (June 30, 2022). There is a down round provision that adjusts the strike price based on certain future events.
$1.24 Common Share Warrants from convertible debentures	2,661,289	July 17, 2026	Each warrant entitles holder to purchase One common share within 42 months of the issuance date of the warrant (January 17, 2023). There is a down round provision that adjusts the strike price based on certain future events.
TOTAL	19,427,070

JULY 2022 DEBENTURES AND SELLING STOCK HOLDERS TABLE

July 2022 Debt Financing

On June 30, 2022, AgriForce Growing Systems, Ltd. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with two institutional investors (“Investors”) with an initial purchase of $14.025 million principal amount of debentures (“Debentures”) and accompanying warrants (“Warrants”) and up to an additional $33 million principal amount of Debentures and accompanying Warrants. Under the SPA, the Company expects to receive an initial amount of $12.75 million (gross of fees which will be deducted from that amount) on July 6, 2022 and has the right to receive up to an additional aggregate of $33.0 million at the discretion of each of the purchasers hereunder (the “Investors”), in one or multiple tranches, subject to certain conditions, at then-current market prices in minimum tranches of $5 million each. The SPA contains industry standard representations and warranties and negative covenants, including, but not limited to, limitations upon the amounts of indebtedness and other securities which may be incurred and issued by the Company under certain circumstances as set forth in the SPA.

The initial conversion price of the Debentures is $2.22 per share. The Debentures are due in 2.5 years from June 30, 2022, which may be extended for an additional six month period by the Company by paying, at the end of the 18th month of the term of the Debentures, six months of interest at the rate of 8% per annum. The Debentures are subject to a 10% original issue discount and bear interest at 5% for the first 12 months, 6% for the next 12 months and 8% until maturity. The Debentures amortize over a 25 month period commencing on September 1, 2022, and the monthly amortization of the Debentures are payable in cash only for the first 12 months of amortizations and in cash or stock thereafter at the option of the Company. Once the monthly amortizations are payable in cash or stock, the Company can only elect to pay the monthly amortization in stock if certain equity conditions, as set forth in the Debentures, are met, which include, but are not limited to, for each Trading Day in a period of 20 consecutive Trading Days prior to the applicable date in question, the daily trading volume for the Common Stock on the principal Trading Market exceeds $1,000,000 per Trading Day, the Company is not in default of any of its obligations under the Debentures, there is an effective registration statement for the resale of shares issuable under the Debentures, and the Company is in compliance with all Nasdaq listing requirements. The Debentures contain commercially standard events of default and covenants and the like.

In addition, the Investors have received 3.5-year Warrants with 65% warrant coverage at an initial exercise price of $2.442 per share, subject to customary adjustments, including a price ratchet (to the price of the new issuance) if it issues its common shares at a price less than the then in effect exercise price and are subject to standard pro rata dilution for reverse stock splits and the like. The Debentures have the same dilution protection as the Warrants.

Both the Debentures and Warrants contain exercise limitations upon an Investor beneficially owning more than either 4.99% or 9.99% of the Company’s common shares and also contain caps upon the total amount of common shares issuable upon conversion of the Debentures and exercise of the Warrants of 19.9% of the issued and outstanding shares of the Company at the time of the closing of the transactions, until shareholder approval of both the financing transaction, including all subsequent tranches of the financing, and the Delphy acquisition are received, consistent with Nasdaq rules.

The Company has entered into a Registration Rights Agreement with the Investors to register the shares issuable upon conversion of the Debentures and exercise of the Warrants with a registration statement to be filed on Form S-1 no later than 30 days from June 30, 2022 (or any subsequent closing) and effective no later than 60 days from June 30, 2022 (or the date of any subsequent closing; or 90 days, if there is full SEC review). Penalties for missing those deadlines are equal to 2% of the subscription amount per month up to 10% of the subscription amount.

The Company’s subsidiaries have also entered into subsidiary guarantees pursuant to which each guarantees the performance of the Company of its obligations under the SPA and related instruments. Each of the officers and directors has also entered into a lockup agreement to not sell any common shares of the Company owned by each such person for one year from June 30, 2022 (subject to the ability to sell shares received by each as the result of an employment agreement at any time, which ability to sell shares commences on January 1, 2023).

All of the Debentures and Warrants sold under the SPA are sold in private placement transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

On January 17, 2023, the two investors in the initial transaction purchased an additional $5,076,923.08 principal amount of Notes and 2,661,289 Warrants. At the same time the initial conversion price of the Notes and exercise price of the Warrants was reduced to $1.24.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable upon conversion of the Debentures and exercise of the Warrant, see above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the common stock, Debentures and Warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Debentures and Warrants, as of July 27, 2022, assuming exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on exercise of the Debentures and Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Debentures and Warrants, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock into which the Debentures are convertible, and (ii) the maximum number of shares of common stock issuable pursuant to the Warrants, in each case, determined as if the outstanding Debentures and Warrants were converted/exercised in full (without regard to any limitations on exercise contained therein) (collectively, the “Registrable Securities”) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the Debentures and exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Debentures and Warrants, as applicable, a selling stockholder may not convert the Debentures and/or exercise the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed the applicable ownership percentage limitation (either 4.99% or 9.99%, which we refer to herein as the “blocker”) of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)	Number of Shares of Common Stock of Owned After Offering
Pioneer Capital Anstalt(1)	-	4,391,128	-

Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (2)	-	2,364,453	-

(1).	Consists of 2,661,290 shares issuable upon conversion of the Debentures and 931,451 shares issuable upon exercise of the Warrants. Each of the Debentures and Warrants has a beneficial ownership blocker that precludes Pioneer from converting or exercising such instrument if such conversion or exercise would cause Pioneer’s beneficial ownership of the Company’s common stock to exceed 9.99%. Pioneer Capital Anstalt has an address at Drescheweg 2, 9490 Vaduz, Liechtenstein. Voting and dispositive control of securities owned by Pioneer is shared by its two directors, Nicola Feuerstein and Lucas Mair.

(2).	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(3)	Pursuant to the terms of the registration rights agreement, we have agreed to register the sale of up to 6,775,581shares of our common stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon conversion of the Debentures and exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock, Debentures, and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any Warrants not exercised by the selling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Listing

Our common shares and Series A warrants are traded on the Nasdaq Capital Market under the symbols “AGRI” and “AGRIW”, respectively.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Jolie Kahn, Esq. of New York, NY.

EXPERTS

The consolidated balance sheets of AgriForce Growing Systems Ltd. as of December 31, 2021 and December 31, 2020, and the related consolidated statements of operations stockholders’ equity, and cash flows for the years then ended have been audited by MARCUM LLP, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website, https://www.agriforcegs.com under the heading “Investors.” The information on this website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 30, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 16, 2022, quarter ended on June 30, 2022, filed on August 10, 2022 and quarter ended on September 30, 2022, filed on November 10, 2022;

●	Our Definitive Proxy Statements on Schedule 14A and accompanying additional proxy materials filed with the SEC on October 7, 2022 and November 7, 2022;

●	Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on February 17, 2022, April 11, 2022, May 23, 2022, July 6, 2022, September 16, 2022, September 22, 2022, November 23, 2022, December 19, 2022 and January 17, 2023; and

●	Our registration statement on Form 8-A filed on July 2, 2021.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (604) 757-0952 or by writing to us at the following address:

300 – 2233 Columbia Street Vancouver, BC, Canada	V5Y 0M6
(Address of principal executive offices)	(Zip Code)

AGRIFORCE GROWING SYSTEMS, LTD.

Common Stock

PROSPECTUS

_____________, 2023

DEALER PROSPECTUS DELIVERY OBLIGATION

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts to be shown (by amendment to this Prospectus) are estimates, except for the SEC Registration Fee.

SEC Registration Fee		$1768.34
Printing Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Transfer Agent and Registrar Fees	$	*
Miscellaneous Fees and Expenses	$	*
Total	$

*	Unable to be determined at the present time in full.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our bylaws, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our bylaws, as amended, is to eliminate our right and our shareholders’ right (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-1

RECENT SALES OF UNREGISTERED SECURITIES

Recent Sales of Unregistered Securities

During the year ended December 31, 2020, we issued an aggregate of 365,112 shares of common stock pursuant to the exercise of unregistered warrants to acquire common stock, pursuant to which exercise we received an aggregate of $666,878. The issuance of the shares was exempt from registration by virtue of Section 4(a)(2) of the Securities Act of 1933, as amended.

On March 29, 2021, the Company issued 30,000 common shares with a fair value of $179,700 against consulting services from a third party.

On May 10, 2021, the Company declared, and on May 11, 2021 issued, 86,739 common shares as stock dividend to holders of Series A Preferred shares issued on May 2, 2019.

On May 10, 2021, the Company declared, and on May 11, 2021 issued, 48,791 common shares as stock dividend to holders of Series A Preferred shares issued on May 10, 2019.

On May 27, 2021, the Company issued to consultants a total of 7,237 common shares.

On May 27, 2021, the Company issued 820,029 common shares as a result of 1,113,701 stock options exercised on a cashless basis at various exercise prices.

On May 28, 2021, the Company’s officers opted to receive a total of 98,356 common shares as bonus compensation for services rendered and accrued for in 2019 and 2020.

On June 24, 2021, the Company issued to a consultant working with the senior secured debentures holders, a total of 10,000 common shares on their behalf, for the term extension of the Bridge Loan (see Note 6).

On July 13, 2021, the Company declared and issued, 53,474 common shares as final stock dividend to the holders of Series A Preferred shares.

On July 13, 2021, the Company issued to consultants a total of 15,000 common shares.

II-2

On July 15, 2021, the Company issued 39,800 common shares as a result of exercise of 39,800 Series A warrants on cash basis at an exercise price of $6 per warrant.

On July 28, 2021, 93,938 common stock purchase warrants were issued to the purchaser of the senior secured debentures, with a term of three years and a strike price per share of $3.99.

On September 01, 2021, the Company issued to Directors 19,992 common shares as settlement of accrued directors’ fee.

On October 1, 2021, the company issued 36,379 common share as part of compensation to Company’s officers and executives.

On October 1, 2021, the Company issued to a consultant 3,188 common shares against services.

On October 27, 2021, the Company issued 36,275 common shares as a result of cashless exercise of 93,938 common stock purchase warrants related to the senior secured debentures.

II-3

On November 27, 2021, the Company issued 7,018 common shares on as a result of exercise of 7,018 stock options at an exercise price of $1.30 (CAD $1.66).

On December 31, 2021, the Company issued 35,979 common share as part of compensation to Company’s officers.

On January 1, 2022, the Company issued 3,217 common shares as part of compensation to Company’s officers.

On January 1, 2022, the Company issued to a consultant a total of 10,000 common shares.

On January 1, 2022, the Company issued to a consultant a total of 25,000 common shares.

On January 31, 2022, the Company issued 5,160 common shares as part of compensation to Company’s employee.

On February 28, 2022, the Company issued to a consultant a total of 3,380 common shares.

On March 31, 2022, the Company issued to a consultant a total of 2,617 common shares.

On March 31, 2022, the Company issued 20,940 common shares as part of compensation to Company’s officers.

On April 1, 2022, the Company issued to a consultant a total of 25,000 common shares.

On April 1, 2022, the Company issued to a consultant a total of 4,281 common shares.

On April 4, 2022, the Company issued to consultants a total of 77,172 common shares.

On April 12, 2022, the Company issued 35,952 common shares to Company’s officers for bonus.

On April 30, 2022, the Company issued to a consultant a total of 2,442 common shares.

On May 18, 2022, the Company issued to consultants a total of 77,172 common shares.

On May 30, 2022, the Company issued 10,000 common shares as part of compensation to an employee.

On May 31, 2022, the Company issued to a consultant a total of 537 common shares.

On June 30, 2022, the Company issued to a consultant a total of 2,166 common shares.

On June 30, 2022, the Company issued 32,895 common shares as part of compensation to Company’s officers.

II-4

On July 1, 2022, the Company issued to a consultant a total of 25,000 common shares.

On July 1, 2022, the Company issued 17,707 common shares as part of compensation to an employee.

On July 5, 2022, the Company issued 14,657 common shares as part of compensation to an officer of the Company.

On August 24, 2022, the Company issued 22,523 common shares upon conversion of $50,000 of convertible debt.

On September 2, 2022, the Company issued 45,045 common shares upon conversion of $100,000 of convertible debt.

On September 30, 2022, the Company issued 60,910 common shares as part of compensation to Company’s officers and employees.

On September 30, 2022, the Company issued to a consultant a total of 5,000 common shares.

On October 1, 2022, the Company issued to a consultant a total of 25,000 common shares.

On December 31, 2022, the Company issued 82,202 common shares as part of compensation to Company’s officers and employees.

On January 1, 2023, the Company issued to a consultant a total of 12,500 common shares.

On January 3, 2023, the Company issued 1,637,000 common shares upon exercise of 1,637,000 prefunded warrants.

On January 17, 2023, the Company issued 250,000 common shares upon conversion of $310,000 of convertible debt.

On January 23, 2023, the Company issued 350,000 common shares upon conversion of $434,000 of convertible debt.

On January 24, 2023, the Company issued 100,807 common shares upon conversion of $125,000 of convertible debt.

Indemnification of Directors and Officers.

Our bylaws, as amended, provide to the fullest extent permitted by British Columbia law, that our directors or officers shall not be personally liable to us or our shareholders for damages arising from the performance of such director’s or officer’s duties. The effect of this provision of our bylaws, as amended, is to eliminate our right and our shareholders’ rights (through shareholders’ derivative suits on behalf of our Company) to recover damages against a director or officer arising from the performance of such director’s or officer’s duties, except under certain situations defined by statute. We believe that the indemnification provisions in our bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-5

Item 16. Exhibits.

Exhibits

The exhibits listed below are filed or incorporated by reference as part of this Registration Statement on Form S-1.

Exhibit Number	Description of Document
3.1	Articles of Incorporation and Bylaws of Issuer*
4.1	Form of Series A Warrant and Representatives Warrant****
4.2	Amended and Restated Stock Option Plan – Form of Stock Option Certificate attached as Schedule A*
4.3	Form of Broker Compensation Warrant Certificate for $1.00 warrants issued to brokers in connection in May 2019 in connection with $1.00 preferred unit financing*
5.1	Opinion of Jolie Kahn, Esq.***********
10.1	Vacant Land Purchase Agreement, dated July 13, 2020, between Company and Coachella Properties, Inc.*
10.2	Capital Funding Group-Commercial Loan Terms_Sheet_-_Re Coachella_3837v2*
10.3	Commercial Loan Agreement with Alterna Bank-2020-04-30*
10.4	Vacant Land Offer Extension_of_Time_Addendum_Coachella-IM Signed*
10.5	Employment Agreement - Ingo Mueller**
10.6	Employment Agreement - Richard Wong**
10.7	Employment Agreement - Troy McClellan**
10.8	Employment Agreement – Mauro Pennella **
10.9	Second Vacant Land Offer Extension_of_Time_Addendum_Coachella-IM Signed***
10.10	Warrant Agent Agreement***
10.11	Capital Funding Term Sheet dated February 5, 2021 ****
10.12	Extension of Land Purchase Agreement ****
10.13	Pharmhaus Termination Agreements ******
10.14	Bridge Loan Agreement dated March 24, 2021******
10.15	Bridge Note, dated March 24, 2021******
10.16	Bridge Warrant, dated March 24, 2021******
10.17	Asset Purchase Agreement – Manna Nutritional Group**
10.18	Definitive Agreement with Humboldt Bliss, Ltd**
10.19	Share Purchase Agreement with Delphy Groep B.V. **
10.20	Binding LOI to Acquire Deroose Plants NV **
10.21	License Agreement with Radical Clean Solutions Ltd. **
10.22	Form of Securities Purchase Agreement********
10.23	Form of Debenture********
10.24	Form of Warrant********
10.25	Form of Registration Rights Agreement********
10.26	Form of Subsidiary Guaranty********
10.27 10.28	Form of Lock Up Letter******** Amendment to Delphy Agreement**********
14.1	Code of Ethics**
21.1	List of Subsidiaries**
23.1	Consent of Marcum, LLP***********
23.2	Consent of Jolie Kahn, Esq.(included in Exhibit 5.1)***********
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107	Filing Fees***********

* Filed with our Registration Statement on Form S-1 filed with the Commission on December 16, 2020.

** Filed with our Annual Report on 10-K filed with the Commission on March 30, 2022.

*** Filed with Amendment No. 1 to our Registration Statement on Form S-1 filed with the Commission on January 20, 2021.

**** Filed with Amendment No. 2 to our Registration Statement on Form S-1 filed with the Commission on March 3, 2021.

***** Filed with Amendment No. 3 to our Registration Statement on Form S-1 filed with the Commission on March 22, 2021.

****** Filed with Amendment No. 4 to our Registration Statement on Form S-1 filed with the Commission on June 3, 2021.

******* Filed with Amendment No. 5 to our Registration Statement on Form S-1 filed with the Commission on June 14, 2021.

********Filed with our Current Report on Form 8-K filed with the Commission on July 6, 2022.

*********Filed with the Registration Statement on Form S-1 filed on August 1, 2022.

********** Filed with our Current Report on Form 8-K filed on September 26, 2022..

***********Filed herewith.

II-6

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

II-7

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this registration statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, BC, Canada, on February 9, 2023.

AGRIFORCE GROWING SYSTEMS, LTD.

By:	/s/ Ingo Mueller
Name:	Ingo Mueller
Title:	Chief Executive Officer and President and Director

By:	/s/ Richard Wong
Name:	Richard Wong
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ingo Mueller	Chief Executive Officer and Executive Chairman and Director (Principal Executive Officer)	February 9, 2023
Ingo Mueller

/s/ Richard Wong	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2023
Richard Wong

/s/ John Meekison	Director	February 9, 2023
John Meekison

/s/ David Welch	Director	February 9, 2023
David Welch

/s/ Richard Levychin	Director	February 9, 2023
Richard Levychin

/s/ Amy Griffith	Director	February 9, 2023
Amy Griffith

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